   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    ISSUER OF SENIOR NOTES REGISTERED HEREBY
                            ------------------------

                                   ARMCO INC.

             (Exact name of registrant as specified in its charter)

             OHIO                            3312                  31-0200500
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                               ONE OXFORD CENTRE
                                301 GRANT STREET
                           PITTSBURGH, PA 15219-1415
                                 (412) 255-9800

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                GARY R. HILDRETH
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                   ARMCO INC.
                               ONE OXFORD CENTRE
                                301 GRANT STREET
                           PITTSBURGH, PA 15219-1415
                                 (412) 255-9800

          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

                          JONATHAN C. STAPLETON, ESQ.
                                ARNOLD & PORTER
                                399 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 715-1000
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
       TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
     SECURITIES TO BE REGISTERED         BE REGISTERED          PER UNIT       OFFERING PRICE(1)         FEE(2)
9% Senior Notes Due 2007.............     $150,000,000            100%            $150,000,000          $45,455

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f)(2).

(2) Calculated pursuant to Rule 457(f)(2).
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1997
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

PROSPECTUS

                               OFFER TO EXCHANGE

                                ALL OUTSTANDING
                            9% SENIOR NOTES DUE 2007
                                      FOR
                            9% SENIOR NOTES DUE 2007
                                       OF
                                   ARMCO INC.
                                 -------------

                               THE EXCHANGE OFFER
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                       ON         , 1997 UNLESS EXTENDED

                             ---------------------

    Armco Inc., an Ohio corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange its outstanding 9% Senior Notes due 2007 (the "Old Notes"), of which an aggregate of $150,000,000 in principal amount is outstanding as of the date hereof, for an equal principal amount of newly issued 9% Senior Notes due 2007 (the "New Notes"). The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that (i) the New Notes will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and hence will not bear legends restricting the transfer thereof and (ii) the holders of the New Notes will not be entitled to certain rights of holders of the Old Notes under the Registration Agreement (as defined herein), which rights will terminate upon the consummation of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the same Indenture that governs the Old Notes (the "Indenture"). The New Notes and the Old Notes are sometimes referred to herein collectively as the "Senior Notes."

    Interest on the Senior Notes is payable semiannually on March 15 and September 15 in each year, commencing March 15, 1998. The Senior Notes are redeemable at the option of Armco, in whole or in part, on or after September 15, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, prior to September 15, 2000, the Company, at its option, may redeem up to 33 1/3% of the aggregate principal amount of the Senior Notes originally issued with the net cash proceeds of one or more Equity Offerings (as defined) at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption; PROVIDED that at least 66 2/3% of the aggregate principal amount of the Senior Notes originally issued remain outstanding after any such redemption. See "Description of Senior Notes."

                                                        (CONTINUED ON NEXT PAGE)

                            ------------------------

         FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY
               ELIGIBLE HOLDERS IN EVALUATING THE EXCHANGE OFFER,
                    SEE "RISK FACTORS" BEGINNING ON PAGE 15.

                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS       , 1997

    The Senior Notes are senior unsecured debt obligations of Armco ranking equally with all other existing and future senior unsecured debt of Armco and effectively junior to secured indebtedness of Armco, to the extent of the assets securing the indebtedness, and to indebtedness of subsidiaries of Armco, to the extent of the assets of such subsidiaries. At June 30, 1997, after giving pro forma effect to the offering and sale of the Old Notes (the "Offering") and the application of the net proceeds thereof, Armco would have had total consolidated debt obligations of $389.3 million, of which $57.5 million of indebtedness would have been secured by assets of Armco. In addition, borrowings under two revolving credit facilities with total commitments of $170.0 million are secured by certain inventory and receivables. At June 30, 1997, no borrowings were outstanding under these facilities; $64.3 million of one facility was committed to letters of credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    Upon a Change of Control (as defined), each holder of the Senior Notes will have the right to require the Company to repurchase such holder's Senior Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Upon the occurrence of a Change of Control prior to September 15, 2002, the Company, at its option, may redeem all, but not less than all, of the outstanding Senior Notes at a redemption price equal to 100% of the principal amount thereof, plus the applicable Make-Whole Premium (as defined). In addition, the Company will be obligated to offer to repurchase the Senior Notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase in the event of certain asset sales. See "Description of Senior Notes."

    Prior to the Exchange Offer, there has been no public market for the Senior Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Notes will develop. To the extent that a market for the New Notes does develop, the market value of the New Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the New Notes, to the extent that they are actively traded, to trade at a significant discount from face value. See "Risk Factors -- Lack of Public Market."

    The New Notes will be available initially only in book-entry form. The Company expects that the New Notes issued pursuant to the Exchange Offer will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, the Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., as its nominee. Beneficial interests in the global note representing the New Notes will be shown on, and transfers thereof will be effected only through, records maintained by the DTC and its participants. After the initial issuance of such global note, New Notes in certificated form will be issued in exchange for the global note only in accordance with the terms and conditions set forth in the Indenture. See "Description of Senior Notes -- Book Entry Delivery and Form."

    The Company will accept for exchange any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on
           , 1997 (if and as extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. Old Notes may be tendered only in integral multiples of $1,000. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return all previously tendered Old Notes to the holders thereof.

    Based on a previous interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act without compliance with the registration and prospectus delivery provisions of the Securities Act, PROVIDED that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter," within the meaning of the Securities Act, in connection with resale of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Company believes that, except for $12.0 million principal amount of Old Notes held by two affiliates of the Company, none of the registered holders of the Old Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company. The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer, and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in the ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer.

    The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Company and the Guarantor with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates. The Commission maintains a site on the World Wide Web ("WWW") that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's WWW site is http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    During such times as the Company is not subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company has agreed that for so long as any of the Senior Notes remain outstanding to furnish to the holders of the Senior Notes all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms. In addition, the Company has agreed to make available to any prospective purchaser of the Senior Notes or beneficial owner of the Senior Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the Old Notes for New Notes or until such time as the holders thereof have disposed of such Old Notes pursuant to an effective registration statement filed by the Company. From and after the time the Company files a registration statement with the Commission with respect to the New Notes, the Company will file such quarterly and annual information with the Commission.

    No person is authorized in connection with any offering made hereby to give any information or to make any representation other than as contained in this Prospectus or the accompanying Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither this Prospectus nor the accompanying Letter of Transmittal nor both together constitutes an offer to sell or a solicitation of an offer to buy any security other than the New Notes offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby to any person in any jurisdiction in which it is unlawful to make such offer or solicitation to such person. Neither the delivery of this Prospectus or the accompanying Letter of Transmittal or both together, nor any sale made hereunder shall under any circumstances imply that the information contained herein is correct as of any date subsequent to the date hereof.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE. UNLESS OTHERWISE INDICATED, INDUSTRY DATA CONTAINED IN THIS PROSPECTUS HAVE BEEN DERIVED FROM PUBLICLY AVAILABLE SOURCES, INCLUDING INDUSTRY TRADE JOURNALS AND FILINGS WITH THE COMMISSION, WHICH THE COMPANY HAS NOT INDEPENDENTLY VERIFIED BUT BELIEVES TO BE RELIABLE.

    INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE NOT HISTORICAL FACTS AND THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS THE STATEMENTS UNDER "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS--ENVIRONMENTAL MATTERS" AND "BUSINESS--LEGAL MATTERS" REGARDING THE COMPANY'S PROFITABILITY, FINANCIAL POSITION, LIQUIDITY AND CAPITAL REQUIREMENTS, AS WELL AS THE ANTICIPATED PRODUCT MIX, COSTS, TONNAGE CAPABILITIES AND PERFORMANCE CHARACTERISTICS. ACTUAL RESULTS, EVENTS AND PERFORMANCE COULD DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF THESE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, THE FACTORS DISCUSSED HEREIN UNDER "RISK FACTORS" OR IN THE COMPANY'S FILINGS WITH THE COMMISSION.

                                  THE COMPANY

    Armco Inc. ("Armco" or the "Company") is the largest domestic producer of stainless sheet and strip and electrical steel, based on tons shipped. The Company operates in two business segments: Specialty Flat-Rolled Steels and Fabricated Products, which contributed 82% and 18%, respectively, of total sales for the twelve months ended June 30, 1997. The Company's Specialty Flat-Rolled Steels segment produces and finishes flat-rolled stainless, electrical and galvanized carbon steel at five manufacturing locations in Pennsylvania and Ohio. For the twelve months ended June 30, 1997, the Specialty Flat-Rolled Steels segment had shipments of 1,167,000 tons. The Company's major customers in this segment include automotive exhaust systems producers, manufacturers of industrial and electrical equipment, other manufacturers, service centers and converters. The Company's Fabricated Products segment consists of three businesses: Douglas Dynamics, L.L.C., the largest North American manufacturer of snowplows for four-wheel drive vehicles; Sawhill Tubular Division, a manufacturer of a wide range of steel pipe and tubular products for use in construction, industrial and plumbing markets; and Greens Port Industrial Park, located in Houston, Texas. Total sales and EBITDA (as defined) for Armco were $1,774.4 million and $132.2 million, respectively, for the twelve months ended June 30, 1997.

    Historically, consumption of stainless sheet and strip has grown at a faster rate than the steel market as a whole. For example, between 1987 and 1996, consumption of stainless sheet and strip in the United States had a compound annual growth rate of 5.6% as compared to a rate of 2.8% for the total steel market. Among the characteristics that make stainless a material of choice are its resistance to corrosion, ability to withstand temperature extremes, high strength-to-weight ratio, natural attractiveness and ease of maintenance. An additional contributor to increased stainless steel usage is the requirement of the 1990 amendments to the Clean Air Act that long-life materials such as corrosion-resistant stainless steel be used in a number of applications, including automotive exhaust systems where Armco has the leading U.S. market position. From 1990 to 1996, stainless steel usage in automotive exhaust systems grew from 25 pounds per vehicle to 52 pounds per vehicle. In addition to increased usage per vehicle, automotive stainless demand has been driven by strong North American production of 15.3 million, 14.9 million and 15.1 million light vehicles in 1994, 1995 and 1996, respectively, as compared to an annual average of 12.5 million vehicles from 1990 to 1993.

    Electrical steels are iron-silicon alloys that, through special production techniques, possess unique magnetic properties that make them desirable for the generation, transmission and distribution of electricity. Armco believes it is the largest domestic supplier and the only producer of a full product line of electrical steels in the U.S.

    Armco's strategic objective is to enhance its position as a leading domestic producer of specialty flat-rolled steels by focusing on its existing strong market positions, especially in the automotive chrome and electrical steel markets. Armco intends to strengthen its position in these markets by continuing to focus on its core specialty steels business, by utilizing its recently upgraded and improved facilities to produce higher quality products and by providing improved customer service.

    The Company has taken significant steps in recent years to become a focused specialty steel company by streamlining its operations, investing in the expansion and upgrade of its specialty flat-rolled steel facilities and divesting or otherwise rationalizing certain unprofitable or non-strategic operations. From 1993 through 1996, the Company sold or disposed of 13 operations and investments, generating cash proceeds of over $400 million.

    Since 1993, the Company has invested approximately $235 million in two major programs to upgrade its facilities and thereby increase productivity, lower operating costs, increase yields and improve customer service. The first of these programs included the installation at the Company's Mansfield, Ohio facility of a state-of-the-art continuous thin-slab caster designed to produce different grades of steel with rapid switchover from one grade to another. The new casting process helps to ensure consistently high quality products because it eliminates intermediate production steps and reduces the amount of rolling required to achieve the desired thickness. The thin-slab caster, certain hot mill upgrades and other modifications at the Mansfield plant were made over a 15-month period, at a total cost of approximately $140 million.

    The second of these programs, which commenced in late 1994, consisted of $95 million of extensive capital improvements over a two-year period to upgrade and expand the Company's stainless and electrical steel finishing facilities. This strategic facilities upgrade was initiated to reduce existing production constraints and increase specialty flat-rolled steel finishing capacity by approximately 180,000 tons per year, particularly in chrome stainless steel, electrical steels and specialty sheet and strip products. These upgrades were completed during 1996. Armco now plans to focus on improving productivity and quality at its specialty steel operations and anticipates further cost reductions as these improvements are made.

    In addition, the Company intends to continue to pursue research and development activities. The Company's new equipment and more advanced technology are helping customers to lower their total costs, by providing them with the specific material selection and part design needed to match their manufacturing processes. Furthermore, Armco has reorganized its research and technology functions to facilitate more direct interaction with customers in the development of new products and processes.

    Armco's executive offices are located at One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania 15219 (telephone (412) 255-9800).

                                  THE EXCHANGE

The Exchange Offer...........................  The Company is offering to exchange $1,000 principal amount of New Notes for each $1,000
                                               principal amount of Old Notes that are
                                               properly tendered and accepted. The Company
                                               will issue the New Notes on or promptly after
                                               the Expiration Date. There are $150,000,000
                                               aggregate principal amount of Old Notes
                                               outstanding. See "The Exchange Offer."

                                               Based on an interpretation of the staff of
                                               the Commission set forth in no-action letters
                                               issued to third parties, the Company believes
                                               that New Notes issued pursuant to the
                                               Exchange Offer in exchange for Old Notes may
                                               be offered for resale, resold and otherwise
                                               transferred by any holder thereof (other than
                                               (i) a broker-dealer who purchases such New
                                               Notes directly from the Company to resell
                                               pursuant to Rule 144A or any other available
                                               exemption under the Securities Act or (ii)
                                               any such holder which is an "affiliate" of
                                               the Company within the meaning of Rule 405
                                               under the Securities Act) without compliance
                                               with the registration and prospectus delivery
                                               provisions of the Securities Act, provided
                                               that such New Notes are acquired in the
                                               ordinary course of such holder's business and
                                               that such holder has no arrangement or
                                               understanding with any person to participate
                                               in the distribution of such New Notes. In the
                                               event that the Company's belief is
                                               inaccurate, holders of New Notes who transfer
                                               New Notes in violation of the prospectus
                                               delivery provisions of the Securities Act and
                                               without an exemption from registration
                                               thereunder may incur liability thereunder.
                                               The Company does not assume or indemnify
                                               holders against such liability. The Exchange
                                               Offer is not being made to, nor will the
                                               Company accept surrenders for exchange from,
                                               holders of Old Notes (i) in any jurisdiction
                                               in which the Exchange Offer or the acceptance
                                               thereof would not be in compliance with the
                                               securities or blue sky laws of such
                                               jurisdiction or (ii) if any holder is engaged
                                               or intends to engage in a distribution of New
                                               Notes. Each broker-dealer that receives New
                                               Notes for its own account in exchange for Old
                                               Notes, where such Old Notes were acquired by
                                               such broker-dealer as a result of
                                               market-making activities or other trading
                                               activities, must acknowledge that it will
                                               deliver a prospectus meeting the requirements
                                               of the Securities Act in connection with any
                                               resale of such New Notes. See "Plan of
                                               Distribution."

Expiration Date..............................  The Exchange Offer will expire at 5:00 p.m.,
                                               New York City time, on                , 1997,
                                               unless extended, in which case the term
                                               "Expiration Date"

                                               shall mean the latest date and time to which
                                               the Exchange Offer is extended. The Company
                                               will accept for exchange any and all Old
                                               Notes which are properly tendered in the
                                               Exchange Offer prior to 5:00 p.m., New York
                                               City time, on the Expiration Date. The New
                                               Notes issued pursuant to the Exchange Offer
                                               will be delivered on or promptly after the
                                               Expiration Date.

Conditions to the Exchange Offer.............  The Company may terminate the Exchange Offer if it determines that its ability to proceed
                                               with the Exchange Offer could be materially
                                               impaired due to any legal or governmental
                                               action, any new law, statute, rule or
                                               regulation, any interpretation by the staff
                                               of the Commission of any existing law,
                                               statute, rule or regulation or the failure to
                                               obtain any necessary approvals of
                                               governmental agencies or holders of the Old
                                               Notes. The Company does not expect any of the
                                               foregoing conditions to occur, although there
                                               can be no assurances any such conditions will
                                               not occur.

Procedures for Tendering Notes...............  Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and
                                               date the Letter of Transmittal, or a
                                               facsimile thereof, in accordance with the
                                               instructions contained herein and therein,
                                               and mail or otherwise deliver such Letter of
                                               Transmittal, or such facsimile, together with
                                               such Old Notes and any other required
                                               documentation to The Fifth Third Bank, as
                                               Exchange Agent, at the address set forth
                                               herein. By executing the Letter of
                                               Transmittal, each holder will represent to
                                               the Company that, among other things, the New
                                               Notes acquired pursuant to the Exchange Offer
                                               are being obtained in the ordinary course of
                                               business of the person receiving such New
                                               Notes, whether or not such person has an
                                               arrangement or understanding with any person
                                               to participate in the distribution of such
                                               New Notes and that neither the holder nor any
                                               such other person is an "affiliate," as
                                               defined in Rule 405 under the Securities Act,
                                               of the Company.

Special Procedures for Beneficial Owners.....  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer,
                                               commercial bank, trust company or other
                                               nominee and who wishes to tender such Old
                                               Notes in the Exchange Offer should contact
                                               such registered holder promptly and instruct
                                               such registered holder to tender on such
                                               beneficial owner's behalf. If such beneficial
                                               owner wishes to tender on such owner's own
                                               behalf, such owner must, prior to completing
                                               and executing the Letter of Transmittal and
                                               delivering his Old Notes, either make
                                               appropriate arrangements to register
                                               ownership of the Old Notes in such owner's
                                               name or obtain a properly completed bond
                                               power from the registered holder.

                                               The transfer of registered ownership may take
                                               considerable time and may not be able to be
                                               completed prior to the Expiration Date.

Guaranteed Delivery Procedures...............  Holders of Old Notes who wish to tender their
                                               Old Notes and whose Old Notes are not
                                               immediately available or who cannot deliver
                                               their Old Notes or the Letter of Transmittal
                                               to The Fifth Third Bank, as Exchange Agent,
                                               prior to the Expiration Date, must tender
                                               their Old Notes according to the guaranteed
                                               delivery procedures set forth in "The
                                               Exchange Offer -- Guaranteed Delivery
                                               Procedures."

Withdrawal Rights............................  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time,
                                               on the Expiration Date.

Certain Federal Income Tax Considerations....  For a discussion of certain federal income tax considerations relating to the exchange
                                               of the New Notes for the Old Notes, see
                                               "Certain United States Federal Income Tax
                                               Considerations."

Exchange Agent...............................  The Fifth Third Bank is the Exchange Agent.
                                               Its telephone number is (513) 744-8741. The
                                               address of the Exchange Agent is set forth in
                                               "The Exchange Offer -- Exchange Agent." The
                                               Fifth Third Bank also serves as trustee under
                                               the Indenture.

Conditions to the Exchange Offer.............  The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being
                                               tendered for exchange. The Exchange Offer is
                                               subject to certain other customary
                                               conditions, each of which may be waived by
                                               the Company. See "The Exchange Offer --
                                               Certain Conditions to the Exchange Offer."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

    The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions relating to the Old Notes. Whenever defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. In the event that an exchange offer is not consummated (or, under certain circumstances, a resale shelf registration statement is not declared effective) on or prior to March 11, 1998, the annual interest rate borne by the Senior Notes will be increased by 0.5%. Upon consummation of an exchange offer or the effectiveness of a resale shelf registration statement, the interest rate on the Senior Notes will revert to the rate set forth on the cover page of this Prospectus. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from September 15, 1997. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from September 15, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

                                 THE NEW NOTES

Securities Offered...........................  $150,000,000 of 9% Senior Notes.

Maturity Date................................  September 15, 2007.

Interest Payment Dates.......................  March 15 and September 15 of each year, commencing March 15, 1998.

Redemption at Option of Company..............  The Senior Notes will be redeemable at the option of Armco, in whole or in part, at any
                                               time on or after September 15, 2002 at the
                                               redemption prices set forth herein, plus
                                               accrued and unpaid interest thereon, if any,
                                               to the date of redemption. In addition, up to
                                               33 1/3% of the aggregate principal amount of
                                               the Senior Notes originally issued will be
                                               redeemable at the option of Armco, at any
                                               time prior to September 15, 2000, with the
                                               net cash proceeds of one or more Equity
                                               Offerings at the redemption prices set forth
                                               herein, plus accrued and unpaid interest, if
                                               any, to the date of redemption; PROVIDED that
                                               at least 66 2/3% of the aggregate principal
                                               amount of the Senior Notes originally issued
                                               remain outstanding after any such redemption.
                                               Furthermore, upon the occurrence of a Change
                                               of Control prior to September 15, 2002, the
                                               Senior Notes will be redeemable at the option
                                               of Armco in whole, but not in part, at a
                                               redemption price equal to 100% of the
                                               principal amount thereof plus the applicable
                                               Make-Whole Premium (as defined). See
                                               "Description of Senior Notes -- Optional
                                               Redemption."

Change of Control............................  Upon a Change of Control (as defined), the
                                               Company will be obligated to offer to
                                               repurchase all outstanding Senior Notes at a
                                               price equal to 101% of their principal
                                               amount, plus accrued and unpaid interest
                                               thereon, if any, to the date of repurchase.
                                               There can be no assurance that, in the event
                                               of a Change of Control, the Company will
                                               have, or be able to obtain, sufficient funds
                                               to repurchase the Senior Notes or that the
                                               Company will be permitted to do so under the
                                               Credit Facilities (as defined) or any other
                                               indebtedness outstanding at such time. See
                                               "Description of Senior Notes -- Change of
                                               Control."

Ranking......................................  The Senior Notes will be senior unsecured obligations of the Company. Accordingly, the
                                               Senior Notes will be senior to any
                                               subordinated indebtedness of the Company and
                                               will be effectively junior to secured
                                               indebtedness of the Company, to the extent of
                                               the assets securing such indebtedness, and to
                                               indebtedness of subsidiaries of the Company,
                                               to the extent of the assets of such
                                               subsidiaries. At June 30, 1997, after giving
                                               pro forma effect to the Offering and the
                                               application of the net proceeds thereof,
                                               Armco would have had total consolidated debt
                                               of $389.3 million, of which $57.5 million of
                                               indebtedness would have been secured by
                                               assets of Armco. In addition, borrowings
                                               under two revolving credit facilities with
                                               total commitments of $170.0 million (the
                                               "Credit Facilities") are secured by certain
                                               inventory and receivables. At June 30, 1997,
                                               no borrowings were outstanding under these
                                               facilities; $64.3 million of one facility was
                                               committed to letters of credit. See
                                               "Capitalization" and "Management's Discussion
                                               and Analysis of Financial Condition and
                                               Results of Operations -- Liquidity and
                                               Capital Resources."

Restrictive Covenants........................  The Indenture contains certain covenants which restrict (among other things) the
                                               ability of Armco and certain of its
                                               subsidiaries to enter into certain
                                               transactions with Affiliates, pay dividends
                                               or make other Restricted Payments, Incur
                                               Indebtedness, issue preferred stock of
                                               subsidiaries, enter into Sale and Leaseback
                                               Transactions, enter into certain Asset Sales,
                                               incur Liens, impose restrictions on
                                               distributions from Restricted Subsidiaries,
                                               consummate mergers or sell, transfer or
                                               convey all or substantially all of the
                                               Company's assets.

Use of Proceeds..............................  The Company will not receive any proceeds from the Exchange Offer. The net proceeds
                                               from the sale

                                               of the Old Notes were used to redeem
                                               outstanding indebtedness of the Company with
                                               an aggregate principal amount of $120
                                               million, and for general corporate purposes.

Registration Rights Agreement................  Holders of New Notes (other than as set forth below) will not be entitled to any
                                               registration rights with respect to the New
                                               Notes. Pursuant to the Registration
                                               Agreement, the Company has agreed, for the
                                               benefit of the holders of Old Notes, to file
                                               a registration statement under the Securities
                                               Act with respect to an exchange offer for the
                                               Old Notes. The Registration Statement of
                                               which this Prospectus is a part constitutes
                                               the exchange offer registration statement
                                               referred to in the Registration Agreement.
                                               Under certain circumstances described in the
                                               Registration Agreement, certain holders of
                                               Senior Notes may require the Company to file,
                                               and use reasonable best efforts to cause to
                                               become effective, a shelf registration
                                               statement under the Securities Act that would
                                               cover resales of Senior Notes by such
                                               holders. See "Registration Rights Agreement."

                                  RISK FACTORS

    Holders of the Old Notes should consider carefully all of the information set forth in this Prospectus and, in particular, the information set forth under "Risk Factors" before making a decision to tender their Old Notes for exchange pursuant to the Exchange Offer.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

    The following table summarizes certain consolidated financial data, which should be read in connection with the Company's consolidated financial statements and the related notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (the "Consolidated Financial Statements") incorporated by reference herein and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated financial data presented below for the years ended December 31, 1996, 1995 and 1994 have been derived from the Company's audited financial statements. The consolidated financial data presented below as of and for the six months ended June 30, 1997 and 1996 are derived from the Company's unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments (consisting of only normal recurring adjustments) which the Company considers necessary for a fair presentation of the Company's financial position and results of operations for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for future periods.

                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,            YEAR ENDED DECEMBER 31,
                                                                         --------------------  -------------------------------
                                                                           1997       1996       1996       1995       1994
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                                         (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA
Net sales..............................................................  $   931.6  $   881.2  $ 1,724.0  $ 1,559.9  $ 1,437.6
Special charges (a)....................................................         --         --       (8.8)        --      (35.0)
Operating profit.......................................................       47.2       27.3       74.7       69.0       39.2
Interest expense, net..................................................      (12.3)     (12.7)     (26.2)     (21.1)     (23.3)
Income from continuing operations......................................       29.6        2.9       26.0       23.5       65.8
Income from discontinued operations....................................        1.3         --        6.5        6.3       11.9
Net income.............................................................       30.9        2.9       32.5       29.8       77.7

OTHER DATA
Depreciation and amortization..........................................  $    30.8  $    29.3  $    58.7  $    52.8  $    48.8
Non-cash postretirement benefit expense (b)............................       (3.3)       2.5        7.8       13.0       11.9
Cash employee benefits for shutdown operations.........................       21.4       17.6       32.9       38.3       45.9
Capital expenditures...................................................       15.1       27.0       59.8      159.5       96.4
Preferred stock dividends declared.....................................        8.9        8.9       17.9       17.9       17.8
EBITDA (c).............................................................       56.6       41.5      117.1       96.5       89.0
Ratio of EBITDA to interest expense, net...............................        4.6x       3.3x       4.5x       4.6x       3.8x
Ratio of net debt to EBITDA (d)........................................        N/A        N/A        1.7x       2.6x       1.9x
Ratio of earnings to fixed charges (e).................................        2.6x       1.2x       1.7x       1.5x       1.6x

SPECIALTY FLAT-ROLLED STEELS (IN THOUSANDS OF TONS)
Total shipments........................................................        638        611      1,140        939        815
Total production.......................................................        752        743      1,439      1,153        947

                                                                            AS OF JUNE 30,           AS OF DECEMBER 31,
                                                                         --------------------  -------------------------------
                                                                           1997       1996       1996       1995       1994
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                                         (DOLLARS IN MILLIONS)

BALANCE SHEET DATA
Cash and cash equivalents..............................................  $   175.2  $   181.0  $   168.9  $   136.8  $   202.8
Working capital........................................................      266.4      237.8      213.6      194.8      258.6
Total assets...........................................................    1,907.7    1,916.3    1,867.8    1,896.6    1,934.9
Total debt.............................................................      364.3      392.8      371.5      387.4      374.3
Long-term employee benefit obligations.................................    1,203.7    1,216.5    1,200.2    1,165.9    1,221.9
Preferred stock........................................................      185.9      185.9      185.9      185.9      185.9
Total shareholders' deficit............................................     (190.3)    (233.0)    (212.0)    (230.4)    (218.5)

------------------------

(a) In 1996, the Company recognized a special charge of $5.9 million to record a change in the estimated loss on the sale of its nonresidential construction business and a $2.9 million special charge primarily for the writedown of inventory and severance costs related to its decision to discontinue a line of light truck equipment manufactured by the Company's snowplow and ice control equipment business. In 1994, the Company recorded a special charge of $20.0 million for expenses associated with the temporary idling and restructuring of its steelmaking facilities in Mansfield and Dover, Ohio and a charge of $15.0 million related to a decision by Eastern Stainless Corporation to sell substantially all of its assets to Avesta Sheffield Holding Company, a stainless steel plate manufacturer, for cash and the assumption of certain liabilities.

(b) For the six months ended June 30, 1997, the postretirement benefit expense was less than cash payments.

(c) "EBITDA" represents, for any relevant period, operating profit before special charges, depreciation and amortization and non-cash postretirement benefit expense (to the extent non-cash postretirement benefit expense exceeds cash payments) and after deducting cash employee benefits for shutdown operations. The Company believes that EBITDA, as presented, provides useful information regarding the Company's ability to service its debt, but should not be considered in isolation or as a substitute for consolidated income statement data prepared in accordance with generally accepted accounting principles, and may differ from "Consolidated EBITDA" as described in "Description of Senior Notes."

(d) "Net debt" is defined as total debt obligations less cash and cash equivalents.

(e) For purpose of calculating the ratio of earnings to fixed charges, pretax income (loss) from continuing operations plus fixed charges have been divided by fixed charges. Fixed charges consist of interest and the portion of rent deemed representative of the interest factor.

                                  RISK FACTORS

    HOLDERS OF THE OLD NOTES SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION SET FORTH IN THE PROSPECTUS AND, IN PARTICULAR, SHOULD EVALUATE THE FOLLOWING RISKS BEFORE TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER, ALTHOUGH THE RISK FACTORS SET FORTH BELOW (OTHER THAN "-- CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES") ARE GENERALLY APPLICABLE TO THE OLD NOTES AS WELL AS THE NEW NOTES.

HIGHLY LEVERAGED FINANCIAL POSITION

    The Company is substantially leveraged. As of June 30, 1997, after giving effect to the Offering, the anticipated redemption of $100.0 million principal amount of the Company's 11 3/8% Senior Notes Due 1999 (the "11 3/8% Senior Notes") and $20.0 million principal amount of the 9.20% Debentures Due 2000 (the "9.20% Debentures") from the proceeds thereof, and the payment on July 15, 1997 of $5.0 million of current maturities on the 9.20% Debentures (together, the "Repayment Adjustments"), the Company would have had total consolidated debt of $389.3 million and a shareholders' deficit of $193.3 million, resulting in a total capitalization of $196.0 million.

    In addition, under a receivables facility, the Company sells substantially all of its trade receivables to a wholly-owned subsidiary. In January 1996, this subsidiary entered into a five-year revolving credit agreement with a group of banks providing up to $120.0 million for revolving credit loans and letters of credit secured by the subsidiary's receivables. At June 30, 1997, no borrowings were outstanding under this credit facility. However, $64.3 million of the facility was committed to letters of credit. The Company also has a $50.0 million revolving credit facility that matures on December 31, 1998, secured by certain of its inventories. At June 30, 1997, no borrowings were outstanding under this facility.

    At June 30, 1997, after giving effect to the Repayment Adjustments, Armco had approximately $207.3 million of debt that becomes due by the year 2000, including $14.8 million, $22.4 million, $22.5 million and $147.6 million in 1997, 1998, 1999 and 2000, respectively. In addition, the Company has substantial financial obligations related to its employee postretirement plans for medical and life insurance and pensions. See "-- Substantial Employee Postretirement Benefit Obligations."

    The Company's high leverage may have adverse consequences, including the following: (i) the ability of the Company to obtain additional financing for working capital, capital expenditures and debt service requirements or other purposes may be impaired; (ii) the Company may be more highly leveraged than companies with which it competes, which may place it at a competitive disadvantage; (iii) the Company's flexibility in responding to changing business and economic conditions could be restricted; and (iv) the Company may be more vulnerable in the event of a downturn or disruption in its business or in the economy generally. While Armco expects to be able to repay the balance of its indebtedness through cash generated from operations and the proceeds of asset sales, it may be necessary to obtain new credit arrangements and other sources of financing in order to meet its future debt service and working capital requirements and to fund its projected capital projects. Although to date the Company has been able to obtain financing on satisfactory terms, there can be no assurance that this will continue to be the case. These and other factors could have an adverse effect on the marketability, price and future value of the Senior Notes and the Company's ability to pay the interest thereon and the principal amount thereof.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the

Securities Act. See "Registration Rights Agreement." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than (i) a broker-dealer who purchases such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders, other than broker-dealers, have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of the Company or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) may not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the securities laws of such jurisdictions as any holder reasonably requests in writing. Unless a holder so requests, the Company does not currently intend to register or qualify the sale of the New Notes in any such jurisdictions. See "The Exchange Offer."

RELIANCE ON THE AUTOMOTIVE INDUSTRY

    The Company's sales directly to the automotive market accounted for approximately 31%, 33% and 36% of its net sales in 1994, 1995, and 1996, respectively. In the first six months of 1997, the percentage of Armco's sales directly to the automotive market declined slightly from the 1996 level. In addition, a substantial amount of the Company's sales to steel distribution centers and converters consists of products that are resold (in original or modified form) to the automotive industry. The North American automotive industry has historically experienced significant fluctuations in demand, based on such factors as general economic conditions, interest rates and consumer confidence, and significant fluctuations in production due to strikes, lock-outs, work stoppages or other production interruptions in the automotive industry. Any material deterioration in the sale of automobiles could have a material adverse impact on the Company's results of operations.

    In recent years automotive industry demand for stainless sheet and strip steel has been high, with total industry shipments of such material increasing from approximately 223,000 tons in 1992 to approximately 402,000 tons in 1996. However, there can be no assurance that shipments of stainless sheet and strip to automotive manufacturers will remain high or continue to grow. Although North American automotive industry light vehicle production increased from approximately 12.5 million units in 1992 to 15.1 million units in 1996, there can be no assurance that such production levels will be maintained.

COMPETITION AND OTHER FACTORS

    The Company faces intense competition from domestic and foreign steel producers, foreign producers of components and other products and manufacturers of competing products other than steel, including aluminum, plastics, composites and ceramics. Competition is based primarily on price, with factors such as reliability of supply, service and quality also being important in certain segments.

    In addition to existing competition, two steel companies have recently entered, or announced plans to enter, the specialty steel market. In 1995, Nucor Corporation, a mini-mill steel company, entered the automotive chrome stainless steel business with the addition of an argon-oxygen decarburization (AOD) vessel at its Crawfordsville, Indiana melt shop. In late 1996, AK Steel Corporation ("AK Steel"), an integrated steel company, announced plans to build a steel finishing facility in Rockport, Indiana that will include equipment capable of processing specialty steel. When completed, this facility will provide AK Steel with substantial stainless steel processing and finishing capacity. Increases in the production capacity and efficiency of these and other domestic producers, together with possible new entrants into the specialty steel market, are expected to result in intensified competition that could exert downward pressure on pricing and market share.

    The Company's competitors in the domestic galvanized steel market include many of the large integrated and mini-mill flat rolled producers. Since 1989, significant flat-rolled mini-mill capacity has been constructed and these mini-mills now compete with integrated domestic steel producers in most flat-rolled steel markets. Mini-mills generally rely on less capital-intensive hot metal sources, have smaller, non-unionized workforces resulting in lower employment costs per ton shipped and are relatively free of many of the employee, environmental and other obligations that have traditionally burdened non-mini-mill steel producers. There is significant flat-rolled and galvanized capacity under construction or announced with various planned commissioning dates in the next several years. Given the increased competition that is expected as the new capacity comes on line, the Company may experience downward pressure on pricing in its galvanized product line.

    Competition is also presented, to a lesser degree, by foreign producers. Some of these foreign producers have lower labor costs and are subsidized by their governments. Their decisions with regard to production and sales may be influenced more by political and social considerations than prevailing market forces. Many foreign steel producers continue to ship into the United States market despite decreasing profit margins or losses. Depending on a number of market factors, including the strength of the dollar, import levels, and the effectiveness of U.S. trade laws, pricing of the Company's products could be adversely affected.

    The steel industry, including the specialty steel sector, historically has been cyclical in nature, reflecting the cyclicality of many of the principal markets it serves, including the automotive, appliance and construction industries, and changes in total industry demand. Since 1993, steel prices have fluctuated, with average prices in 1996 lower than average 1995 prices. Although demand has been strong since 1993, there can be no assurance that demand will continue at current levels or that increased production capacity or efficiency of competitors, or increased foreign and domestic competition will not adversely affect pricing and margins. The industry is also vulnerable to price increases in raw materials or energy, which represent a major component of per ton production costs. See "Business -- Raw Materials and Energy Sources."

    Most of the Company's domestic production and maintenance employees are represented by unions, although some operations are not unionized. There can be no assurance as to the results of negotiations of future collective bargaining agreements, whether future collective bargaining agreements will be negotiated without production interruptions or the possible effects of future collective bargaining agreements, or the negotiation thereof, on the Company's financial condition and results of operations. Furthermore, labor disputes and resulting work stoppages or slowdowns occasionally occur in the steel industry. There can be no assurance that work stoppages or slowdowns will not occur in the Company's future in connection with labor negotiations or otherwise.

SUBSTANTIAL EMPLOYEE POSTRETIREMENT BENEFIT OBLIGATIONS

    The Company has substantial financial obligations related to its employee postretirement plans for medical and life insurance and pensions. Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106") requires accrual of retiree medical and life insurance benefits during the employee's service rather than recognition of costs as claims are paid. In accordance with SFAS 106, a liability has been established for the present value of the estimated future unfunded medical and life insurance benefit obligations. As of December 31, 1996, the Company had accumulated postretirement health care and life insurance benefit obligations estimated at $783.2 million, and had accrued a balance sheet liability of $1,050.2 million for these postretirement obligations. The cash payments for actual postretirement health and life insurance claims were $55.2 million in 1996 and $31.3 million for the six months ended June 30, 1997.

    In accordance with Statement of Financial Accounting Standards No. 87, "Employer's Accounting for Pensions," the Company has recognized an accrued pension liability of $193.7 million at December 31, 1996. The funded status of the Company's pension plans at December 31, 1996 shows plan assets of $2,007.5 million exceeding projected benefit obligations by $7.2 million.

    The amount of the Company's postretirement benefit obligations could be materially increased due to adverse developments in health care costs or in the financial markets. In addition, the amount of the obligations could increase due to plant shutdowns, layoffs or other similar events.

FUTURE USE OF NET OPERATING LOSS CARRYFORWARDS

    At December 31, 1996, the Company had net operating loss carryforwards ("NOLs") for federal income tax purposes of approximately $1,120.5 million, representing a portion of the net deferred tax asset recorded on the Company's balance sheet of $328.5 million. These NOLs expire in varying amounts in the period 1998-2011. To utilize such NOLs, the Company must generate taxable income equal in amount to the NOLs prior to expiration. The Company operates in a highly cyclical industry and, consequently, has had a history of generating and then utilizing NOLs. During the years 1987-1989, Armco utilized approximately $350.0 million of NOLs. While Armco has incurred tax losses for the past seven fiscal years, Armco's management believes that it is more likely than not that Armco will generate sufficient taxable income to realize a portion of the tax benefit associated with future deductible temporary differences and NOLs prior to their expiration. This belief is based upon, among other factors, changes in operations that have occurred during the last five years, as well as consideration of available tax planning strategies. Specifically, cost savings associated with new capital investments are being realized and are expected to continue to improve operating results. However, there is no certainty that the deferred tax asset reflected on the Company's consolidated balance sheets will actually be fully utilized. See Note 3 to the Consolidated Financial Statements of the Company for the year ended December 31, 1996, which are incorporated by reference herein.

POTENTIAL ENVIRONMENTAL EXPENDITURES

    Under the federal Comprehensive Environmental Response, Compensation and Liability Act, certain analogous state laws, and the federal Resource Conservation and Recovery Act, past disposal of wastes, whether on-site or at other locations (including former Company facilities), may result in the imposition of clean-up obligations by federal or state regulatory authorities, even when the wastes were disposed of in accordance with applicable laws and requirements in existence at the time of the disposal. The federal government has asserted that joint and several liability applies in hazardous waste litigation and courts have held that, absent proof that damages are allocable or subject to allocation, joint and several liability will be applied. The Company has been named as a defendant, or identified as a potentially responsible party, in various proceedings wherein the federal government seeks reimbursement for, or to compel clean-up of, hazardous waste sites. The Company has been required to perform or fund such clean-up or participate in cleanup with others at a number of sites at which its facilities disposed of wastes in the past and may, from time to time, be required to remediate or join with others in the remediation of other locations as these sites are identified by federal or state authorities. In addition, environmental exit costs with respect to the Company's ongoing businesses (which costs it is the Company's policy not to accrue until a decision is made to dispose of a property), may be incurred if the Company makes a decision to dispose of additional properties. These costs include remediation and closure costs such as for clean-up of soil contamination, closure of waste treatment facilities and monitoring commitments. The Company has retained certain environmental liabilities relating to businesses and properties sold by the Company. While the Company believes that the ultimate liability for the environmental remediation matters identified to date, including the clean-up, closure and monitoring of waste sites and formerly owned facilities and businesses, will not materially affect its consolidated financial condition or liquidity, the identification of additional sites, increases in remediation costs with respect to identified sites, the failure of other potentially responsible parties to contribute their share of remediation costs, decisions to dispose of additional properties and other changed circumstances may result in increased costs to the Company, which could have a material effect on its financial condition, liquidity and results of operations.

    The Company has spent substantial amounts in recent years to control air and water pollution pursuant to applicable environmental requirements. The Company also has spent and will continue to spend substantial amounts for proper waste disposal and for the investigation and cleanup of properties that require remediation as a result of past waste disposal. Statutory and regulatory requirements in this area are continuing to evolve and, accordingly, it is not possible to predict with certainty the type and magnitude of expenditures that will be required in the future. However, the Company has estimated aggregate expenditures of approximately $20.0 million for capital projects for pollution control during the five-year period 1997-2001, of which approximately $7.5 million is related to control of air pollution as required by amendments to the federal Clean Air Act, corresponding state laws, and implementing regulations. In addition to the direct impact on the Company, the Clean Air Act amendments are expected to increase the operating costs of electrical utilities which rely on fossil fuels and this, in turn, could result in increased costs for utility services of which certain operations of the Company are significant consumers. See "Business--Environmental Matters."

LACK OF PUBLIC MARKET

    The New Notes are being offered to the Holders of the Old Notes. The Old Notes were sold by the Company on September 12, 1997 to a limited number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of Holders of the New Notes to sell their New Notes or the price at which such Holders may be able to sell their New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Therefore, there can be no assurance as to the liquidity of any trading market for the New Notes or that an active public market for the New Notes will develop. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

    Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the New Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on Holders of the New Notes.

SENIOR NOTES REPURCHASE UPON CHANGE OF CONTROL

    Under the terms of the Indenture pursuant to which the Senior Notes have been issued, upon the occurrence of a Change of Control (as defined), the Company is required to offer to repurchase all of the outstanding Senior Notes, and to repurchase all Senior Notes tendered in response to such offer, at 101% of the principal amount thereof, plus accrued and unpaid interest thereon. The provisions of the Indenture relating to a Change of Control in and of themselves may not afford holders of the Senior Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect holders of the Senior Notes, if such transaction is not the type of transaction included within the definition of a Change of Control. A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization, will result in a Change of Control if such transaction otherwise constitutes a change in control within the meaning of such definition. Furthermore, there can be no assurance that the Company will have adequate resources to repurchase or refinance all indebtedness owing under the Senior Notes in the event a Change of Control offer is required to be made. If the Company does not have sufficient financial resources to effect a Change of Control offer, it would be required to seek additional financing from outside sources to enable it to repurchase the Senior Notes. There can be no assurance that such financing would be available to the Company on satisfactory terms. Any failure of the Company to pay the purchase price with respect to such Change of Control offer when due will give the Trustee (as defined) and the holders of the Senior Notes the rights described under "Description of Senior Notes--Events of Default." See "Description of Senior Notes--Change of Control."

                                USE OF PROCEEDS

    On September 12, 1997 the Company issued $150 million principal amount of Old Notes. The Old Notes were sold by the Company to a limited number of institutional investors pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company will use the net proceeds from the offering of the Senior Notes to redeem an aggregate of $100.0 million principal amount of the Company's 11 3/8% Senior Notes (which have been called for redemption by the Company, at an initial redemption price of 102%, on October 15, 1997) and $20.0 million principal amount of its 9.20% Debentures (which have been called for redemption, at par, on October 15, 1997), and for general corporate purposes. Pending such redemption, the Company may use a portion of the proceeds of the Offering to repurchase from time to time, in open market purchases or otherwise, a portion of the 11 3/8% Senior Notes and 9.20% Debentures.

                                 CAPITALIZATION

    The following table sets forth the historical capitalization of Armco at June 30, 1997, and as adjusted to give effect to the Offering, the application of the estimated net proceeds therefrom as described in "Use of Proceeds" and the payment on July 15, 1997 of $5.0 million of current maturities on the 9.20% Debentures. This table should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto included in the Company's Quarterly Report on Form 10-Q incorporated by reference herein.

                                                                                                JUNE 30, 1997
                                                                                           ------------------------
                                                                                           HISTORICAL   AS ADJUSTED
                                                                                           -----------  -----------

                                                                                                (IN MILLIONS)
CASH AND CASH EQUIVALENTS................................................................   $   175.2    $   193.2
                                                                                           -----------  -----------
                                                                                           -----------  -----------
CURRENT MATURITIES OF LONG-TERM DEBT.....................................................   $    27.3    $    22.3

LONG-TERM DEBT (less current maturities)
  Credit Facilities (a)..................................................................          --           --
  Variable rate notes due 2001...........................................................        26.8         26.8
  5% Note Due 2000.......................................................................        12.8         12.8
  11 3/8% Senior Notes Due 1999..........................................................       100.0           --
  9.20% Debentures Due 2000..............................................................        20.0           --
  9 3/8% Senior Notes Due 2000...........................................................       125.0        125.0
  9% Senior Notes Due 2007...............................................................          --        150.0
  Sinking fund debentures................................................................        28.5         28.5
  8 1/8% pollution control revenue bonds due 2005........................................        12.1         12.1
  Variable rate economic development revenue bonds due 2020..............................         8.5          8.5
  Other long-term debt...................................................................         3.3          3.3
                                                                                           -----------  -----------
      Total long-term debt...............................................................       337.0        367.0

SHAREHOLDERS' DEFICIT
  Class A Preferred Stock................................................................       137.6        137.6
  Class B Preferred Stock................................................................        48.3         48.3
  Common stock, par value $.01 per share (b).............................................         1.1          1.1
  Additional paid-in capital.............................................................       967.4        967.4
  Accumulated deficit (c)................................................................    (1,341.9)    (1,344.9)
  Other..................................................................................        (2.8)        (2.8)
                                                                                           -----------  -----------
      Total shareholders' deficit........................................................      (190.3)      (193.3)
                                                                                           -----------  -----------
      Total capitalization...............................................................   $   174.0    $   196.0
                                                                                           -----------  -----------
                                                                                           -----------  -----------

------------------------

(a) As of June 30, 1997, no amounts were borrowed under the Credit Facilities, which have a total commitment of $170.0 million; however, $64.3 million of one facility was committed to letters of credit. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations--Liquidity and Capital Resources."

(b) Common Stock outstanding does not include 25,933,495 shares issuable upon the conversion of outstanding shares of cumulative preferred stock or the exercise of outstanding stock options.

(c) The redemption of the Company's indebtedness as described in "Use of Proceeds" is expected to result in an extraordinary loss of approximately $3.0 million.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

    The following table summarizes certain selected consolidated financial data, which should be read in connection with the Company's Consolidated Financial Statements and the notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated financial data as of and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 have been derived from the Company's audited financial statements. The selected consolidated financial data presented below as of and for the six months ended June 30, 1997 and 1996 are derived from the Company's unaudited consolidated financial statements. The unaudited financial statements include all adjustments (consisting of only normal recurring adjustments) which the Company considers necessary for a fair presentation of the Company's financial position and results of operations for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for future periods.

                                                                   SIX MONTHS
                                                                     ENDED
                                                                    JUNE 30,                 YEAR ENDED DECEMBER 31,
                                                              --------------------  ------------------------------------------
                                                                1997       1996       1996       1995       1994       1993
                                                              ---------  ---------  ---------  ---------  ---------  ---------

                                                                                   (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA
Net sales...................................................  $   931.6  $   881.2  $ 1,724.0  $ 1,559.9  $ 1,437.6  $ 1,664.0
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Gross profit................................................       98.0       75.6      174.3      167.2      170.6      144.5
Selling and administrative expenses.........................      (50.8)     (48.3)     (90.8)     (98.2)     (96.4)    (125.0)
Special charges (b).........................................         --         --       (8.8)        --      (35.0)    (165.5)
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Operating profit............................................       47.2       27.3       74.7       69.0       39.2     (146.0)
Interest expense, net.......................................      (12.3)     (12.7)     (26.2)     (21.1)     (23.3)     (37.7)
Gain on sale of investments in joint ventures and related
  stock.....................................................         --         --         --       27.2       62.6         --
Equity in losses of ASC, L.P. (c)...........................         --         --         --         --         --      (27.9)
Sundry other, net...........................................       (4.0)     (11.1)     (21.1)     (49.6)     (41.4)     (43.2)
Credit (provision) for income taxes.........................       (1.3)      (0.6)      (1.4)      (2.0)      28.7        7.3
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from continuing operations....................       29.6        2.9       26.0       23.5       65.8     (247.5)
Discontinued operations.....................................        1.3         --        6.5        6.3       11.9      (79.5)
Extraordinary losses........................................         --         --         --         --         --       (7.3)
Cumulative effect of changes in accounting for
  postretirement and postemployment benefits and income
  taxes.....................................................         --         --         --         --         --     (307.5)
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)...........................................  $    30.9  $     2.9  $    32.5  $    29.8  $    77.7  $  (641.8)
                                                              ---------  ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------  ---------
OTHER DATA
Depreciation and amortization...............................  $    30.8  $    29.3  $    58.7  $    52.8  $    48.8  $    53.2
Non-cash postretirement benefit expense (d).................       (3.3)       2.5        7.8       13.0       11.9       29.3
Cash employee benefits for shutdown operations..............       21.4       17.6       32.9       38.3       45.9       44.3
Capital expenditures........................................       15.1       27.0       59.8      159.5       96.4       53.9
Preferred stock dividends declared..........................        8.9        8.9       17.9       17.9       17.8       17.8
EBITDA (e)..................................................       56.6       41.5      117.1       96.5       89.0       57.7
Ratio of EBITDA to interest expense, net....................        4.6x       3.3x       4.5x       4.6x       3.8x       1.5x
Ratio of net debt to EBITDA (f).............................        N/A        N/A        1.7x       2.6x       1.9x       3.5x
Ratio of earnings to fixed charges (g)......................        2.6x       1.2x       1.7x       1.5x       1.6x        --

SPECIALTY FLAT-ROLLED STEELS (IN THOUSANDS OF TONS)
Total shipments.............................................        638        611      1,140        939        815      1,065
Total production............................................        752        743      1,439      1,153        947      1,490


                                                               1992(A)
                                                              ---------

INCOME STATEMENT DATA
Net sales...................................................  $ 1,673.2
                                                              ---------
Gross profit................................................      163.4
Selling and administrative expenses.........................     (135.6)
Special charges (b).........................................     (185.1)
                                                              ---------
Operating profit............................................     (157.3)
Interest expense, net.......................................      (35.0)
Gain on sale of investments in joint ventures and related
  stock.....................................................         --
Equity in losses of ASC, L.P. (c)...........................     (234.1)
Sundry other, net...........................................       (9.8)
Credit (provision) for income taxes.........................       34.0
                                                              ---------
Income (loss) from continuing operations....................     (402.2)
Discontinued operations.....................................      (19.3)
Extraordinary losses........................................       (8.4)
Cumulative effect of changes in accounting for
  postretirement and postemployment benefits and income
  taxes.....................................................         --
                                                              ---------
Net income (loss)...........................................  $  (429.9)
                                                              ---------
                                                              ---------
OTHER DATA
Depreciation and amortization...............................  $    46.7
Non-cash postretirement benefit expense (d).................         --
Cash employee benefits for shutdown operations..............       27.0
Capital expenditures........................................       59.4
Preferred stock dividends declared..........................       10.3
EBITDA (e)..................................................       47.5
Ratio of EBITDA to interest expense, net....................        1.4x
Ratio of net debt to EBITDA (f).............................        5.3x
Ratio of earnings to fixed charges (g)......................         --
SPECIALTY FLAT-ROLLED STEELS (IN THOUSANDS OF TONS)
Total shipments.............................................        839
Total production............................................      1,087

                                                                  AS OF JUNE 30,                 AS OF DECEMBER 31,
                                                               --------------------  ------------------------------------------
                                                                 1997       1996       1996       1995       1994       1993
                                                               ---------  ---------  ---------  ---------  ---------  ---------

                                                                                    (DOLLARS IN MILLIONS)
BALANCE SHEET DATA
Cash and cash equivalents....................................  $   175.2  $   181.0  $   168.9  $   136.8  $   202.8  $   183.5
Working capital..............................................      266.4      237.8      213.6      194.8      258.6      272.4
Total assets.................................................    1,907.7    1,916.3    1,867.8    1,896.6    1,934.9    1,904.7
Total debt...................................................      364.3      392.8      371.5      387.4      374.3      388.0
Long-term employee benefit obligations (h)...................    1,203.7    1,216.5    1,200.2    1,165.9    1,221.9    1,249.9
Preferred stock..............................................      185.9      185.9      185.9      185.9      185.9      185.9
Total shareholders' equity (deficit).........................     (190.3)    (233.0)    (212.0)    (230.4)    (218.5)    (313.1)


                                                                 1992(A)
                                                               -----------

BALANCE SHEET DATA
Cash and cash equivalents....................................   $   171.3
Working capital..............................................       436.3
Total assets.................................................     1,869.9
Total debt...................................................       421.7
Long-term employee benefit obligations (h)...................       541.6
Preferred stock..............................................       185.9
Total shareholders' equity (deficit).........................       342.3

------------------------

(a) In April 1992, Armco acquired Cyclops Industries, Inc. ("Cyclops"), a producer of flat-rolled carbon and stainless steel products, tubular steel products, high performance alloy products and products and related services for non-residential construction. The transaction was accounted for as a "purchase" whereby Armco recorded the acquisition at its cost at the acquisition date, and the reported income of Armco includes the operations of Cyclops commencing April 25, 1992.

(b) In 1996, Armco recognized a special charge of $5.9 million to record a change in the estimated loss on the sale of its nonresidential construction business and a $2.9 million special charge primarily for the writedown of inventory and severance costs related to its decision to discontinue a line of light truck equipment manufactured by Armco's snowplow and ice control equipment business. In 1994, Armco recorded a special charge of $20.0 million for expenses associated with the temporary idling and restructuring of its steelmaking facilities in Mansfield and Dover, Ohio and a charge of $15.0 million related to a decision by Eastern Stainless Corporation to sell substantially all of its assets to Avesta Sheffield Holding Company, a stainless steel plate manufacturer, for cash and the assumption of certain liabilities. In 1993, as part of its strategy to focus on the production of specialty flat-rolled steel, Armco sold its Brazilian operations and decided to exit a number of domestic businesses, recording special charges totaling $165.5 million. In 1992, Armco recorded special charges, totaling $185.1 million, associated with a series of restructuring actions undertaken to reduce costs, improve profitability and strengthen Armco's competitive position.

(c) Armco Steel Company, L.P. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Other Investments."

(d) For the six months ended June 30, 1997 the postretirement benefit expense was less than cash payments.

(e) "EBITDA" represents, for any relevant period, operating profit before special charges, depreciation and amortization and non-cash postretirement benefit expense (to the extent non-cash postretirement benefit expense exceeds cash payments) and after deducting cash employee benefits for shutdown operations. The Company believes that EBITDA, as presented, provides useful information regarding the Company's ability to service its debt, but should not be considered in isolation or as a substitute for consolidated income statement data prepared in accordance with generally accepted accounting principles, and may differ from "Consolidated EBITDA" as described in "Description of Senior Notes."

(f) "Net debt" is defined as total debt obligations less cash and cash equivalents.

(g) For purposes of calculating the ratio of earnings to fixed charges, pretax income (loss) from continuing operations plus fixed charges have been divided by fixed charges. Fixed charges consist of interest and the portion of rent deemed representative of the interest factor. For the years ended December 31, 1993 and 1992, earnings as defined were insufficient to cover fixed charges by $264.4 million and $461.2 million, respectively.

(h) In 1993, Armco adopted SFAS No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion and analysis is based on, and should be read in conjunction with, the Company's Consolidated Financial Statements incorporated herein by reference.

OPERATING RESULTS

                                                                       SIX MONTHS ENDED
                                                                           JUNE 30,            YEAR ENDED DECEMBER 31,
                                                                     --------------------  -------------------------------
                                                                       1997       1996       1996       1995       1994
                                                                     ---------  ---------  ---------  ---------  ---------

                                                                                         (IN MILLIONS)
CUSTOMER SALES
  Specialty Flat-Rolled Steels.....................................  $   777.9  $   748.2  $ 1,421.2  $ 1,277.0  $ 1,114.4
  Fabricated Products..............................................      153.7      133.0      302.8      282.9      323.2
                                                                     ---------  ---------  ---------  ---------  ---------
      Total........................................................  $   931.6  $   881.2  $ 1,724.0  $ 1,559.9  $ 1,437.6
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------
OPERATING PROFIT (a)
  Specialty Flat-Rolled Steels.....................................  $    44.7  $    32.2  $    72.9  $    76.0  $    40.5
  Fabricated Products..............................................       14.5        7.9       22.8       22.0       30.9
  Corporate General................................................      (12.0)     (12.8)     (21.0)     (29.0)     (32.2)
                                                                     ---------  ---------  ---------  ---------  ---------
      Total........................................................  $    47.2  $    27.3  $    74.7  $    69.0  $    39.2
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------

------------------------

(a) In 1996, operating profit for the Fabricated Products segment includes special charges totaling $8.8 million. In 1994, operating profit for the Specialty Flat-Rolled Steels segment includes special charges totaling $35.0 million.

    SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

    Net sales in the six months ended June 30, 1997 were higher by $50.4 million than in the six months ended June 30, 1996, primarily due to increased volume of specialty semi-finished products and higher sales of galvanized steel products in the Specialty Flat-Rolled Steels segment, as well as sales growth in snowplows and tubular products in the Fabricated Products Segment.

    Operating profit in the six-month period ended June 30, 1997 included $2.2 million for income generated by Greens Port Industrial Park ("Greens Port"), which Armco began consolidating in the Fabricated Products business segment on January 1, 1997. Prior to 1997, Greens Port was held for sale and its results were reported in "sundry other, net."

    Operating profit in the six months ended June 30, 1997 and 1996 included income of $2.0 million and $4.2 million, respectively, related to partial settlement of business interruption insurance claims. Excluding the results of Greens Port and the insurance credits, operating profit increased by $19.9 million in the first six months of 1997 over the same period in 1996, primarily due to a substantial improvement in the Specialty Flat-Rolled Steels business segment, higher sales of snowplows and favorable experience in pension and retiree medical benefit expenses.

    Net income for the six months ended June 30, 1997 included $1.3 million for a tax refund related to a company in the divested Aerospace and Strategic Materials business segment. Armco's net income also improved as a result of lower expenses related to long-term benefit obligations for employees of Armco facilities that have been divested. The reduction of $13.7 million was primarily due to favorable investment returns on pension plan assets and lower pension and retiree medical benefit costs.

    1996 COMPARED TO 1995

    Net sales in 1996 were 11% higher than in 1995, primarily due to higher shipments of automotive exhaust stainless, electrical and carbon steels in the Specialty Flat-Rolled Steels segment. Higher sales were also achieved by Douglas Dynamics L.L.C. ("Douglas Dynamics"), Armco's snowplow manufacturer. See "-- Business Segment Results -- Fabricated Products."

    Operating profit increased 8% in 1996 due to a significant reduction in losses at Armco's Mansfield and Dover, Ohio facilities in the Specialty Flat-Rolled Steels segment, an increase in profits from Douglas Dynamics and lower employee benefit costs. These improvements were offset, in part, by lower profits in the remainder of the Specialty Flat-Rolled Steels segment, due to higher imports and weak pricing in certain chrome nickel products plus higher sales of less profitable carbon steel. The decrease in Mansfield and Dover operating losses reflects improved operating practices and higher levels of production compared with 1995, which was a ramp-up period following a year-long idling of these facilities. Employee benefit expenses were lower in 1996 primarily as a result of increased funding of the pension plans during 1995 and 1996 and lower interest rates on Armco's liability for retiree health care and life insurance benefits.

    Included in the 1996 operating profit were special charges totaling $8.8 million for a loss on the sale of Armco's nonresidential construction business and a decision to exit a line of light truck equipment manufactured by Douglas Dynamics. Operating profit also included nonrecurring income totaling $8.6 million from claim settlements, including the partial settlement of a business interruption insurance claim.

    In 1995, Armco sold all of the shares of AK Steel Holding Corporation it had received in the initial public offering and recapitalization of Armco Steel Company, L.P., recognizing a gain of $27.2 million.

    Included in income from continuing operations from 1996 were the above-mentioned special charges and claim settlements and a $6.3 million gain, which results from the recognition of gains previously deferred in connection with asset sales at an industrial park owned by Armco. Armco elected to defer gains resulting from individual asset sales at this site because of uncertainty concerning realization of the carrying value of the remaining property. The gains were recognized following receipt, in March 1996, of an independent appraiser's report indicating that the remaining land, buildings and dock facilities in the park had a market value in excess of Armco's historical cost carrying value.

    Income from discontinued operations in 1996 consisted of a $6.5 million increase in the gain on the sale of Armco's Aerospace and Strategic Materials business segment related to a federal income tax settlement. In 1995, Armco recognized, in income from discontinued operations, equity income of $6.3 million from National-Oilwell, a joint venture divested in January 1996.

    1995 COMPARED TO 1994

    Net sales increased in 1995 over 1994 because of strong markets and higher prices for stainless and electric steels, and the addition of sales from Armco's modernized facilities in Mansfield and Dover which resumed operations in April 1995. The Mansfield and Dover plants, idled in March of 1994, recorded sales which were $52.1 million higher in 1995 than in 1994. However, Armco's net sales in 1994 included $52.8 million from Eastern Stainless Corporation, which has since been divested. Excluding the results of Mansfield, Dover and Eastern Stainless, 1995 net sales were 9% higher than 1994 sales. Increased sales for the year in the Specialty Flat-Rolled Steels segment and by Sawhill Tubular Division ("Sawhill Tubular") were partially offset by a decline in sales at Douglas Dynamics.

    During 1994, special charges totaling $35.0 million were recorded for expenses associated with idling the Mansfield and Dover facilities and for employee benefit and other charges related to the sale of assets by Eastern Stainless.

    The 1995 results of the Butler, Pennsylvania and Coshocton and Zanesville, Ohio plants in the Specialty Flat-Rolled Steels segment exceeded 1994 operating profit by 22%. In addition, results improved at Sawhill Tubular. However, excluding special charges, operating profit in 1995 was down $5.2 million from 1994, as higher losses generated by the ramp-up of the Mansfield facility and lower profits from Douglas Dynamics more than offset the improvements.

    Income from continuing operations in 1994 reflected the completion of an initial public offering and recapitalization of Armco Steel Company, L.P., for which Armco recognized a pretax gain of $36.5 million, and a $30.0 million tax benefit. Also in 1994, Armco sold 90% of its investment in North American Stainless for $73.0 million in cash, recognizing a $26.1 million gain.

BUSINESS SEGMENT RESULTS

    SPECIALTY FLAT-ROLLED STEELS

    Armco's Specialty Flat-Rolled Steels businesses produce and finish flat-rolled stainless, electrical and carbon steels at plants in Butler, Pennsylvania and Coshocton, Dover, Mansfield and Zanesville, Ohio. The segment also includes the results of international trading companies that buy and sell steel and manufactured steel products. Through September 30, 1994, the segment included stainless steel plate products, which were produced by Eastern Stainless Corporation, Armco's former 84%-owned subsidiary in Baltimore, Maryland. Armco stopped consolidating its results on that date following a decision by Eastern Stainless to sell substantially all of its assets to a third party.

    Customer sales and shipments by major product line and annual production were:

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,                         YEAR ENDED DECEMBER 31,
                                                  ----------------------------------------------  -------------------------------
                                                           1997                    1996                   1996            1995
                                                  ----------------------  ----------------------  --------------------  ---------
                                                    SALES       TONS        SALES       TONS        SALES      TONS       SALES
                                                  ---------     -----     ---------     -----     ---------  ---------  ---------
                                                                     (DOLLARS IN MILLIONS, TONS IN THOUSANDS)
Specialty flat-rolled (a).......................  $   568.4         389   $   584.2         386   $ 1,108.0        739  $ 1,013.3
Specialty semi-finished.........................      105.2          87        70.9          50       133.9         97      130.5
Stainless plate.................................         --          --          --          --          --         --         --
Galvanized and other carbon.....................       86.6         162        75.6         175       144.2        304       94.1
Other...........................................       17.7          --        17.5          --        35.1         --       39.1
                                                  ---------         ---   ---------         ---   ---------  ---------  ---------
Total...........................................  $   777.9         638   $   748.2         611   $ 1,421.2      1,140  $ 1,277.0
                                                  ---------         ---   ---------         ---   ---------  ---------  ---------
                                                  ---------         ---   ---------         ---   ---------  ---------  ---------
Raw steel production............................                    752                     743                  1,439


                                                                      1994
                                                             ----------------------
                                                    TONS       SALES       TONS
                                                  ---------  ---------     -----

Specialty flat-rolled (a).......................        647  $   875.3         604
Specialty semi-finished.........................         78       80.2          64
Stainless plate.................................         --       52.8          22
Galvanized and other carbon.....................        214       62.1         125
Other...........................................         --       44.0          --
                                                  ---------  ---------         ---
Total...........................................        939  $ 1,114.4         815
                                                  ---------  ---------         ---
                                                  ---------  ---------         ---
Raw steel production............................      1,153                    947

------------------------

(a) The specialty flat-rolled product line consists of automotive exhaust stainless, specialty strip and sheet, and electrical steels.

    SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

    Customer sales for the segment were 4% higher in the six months ended June 30, 1997 than in the same period in 1996, primarily as a result of increased volume of specialty semi-finished products and higher sales of galvanized steel products. The segment's average sales per ton decreased from 1996 to 1997 due to the effects of high levels of imports of stainless and electrical steels, partially offset by a shift in carbon steel product mix to higher-priced galvanized products from lower-priced hot bands. Specialty strip and sheet and semi-finished products were affected most by weakening prices.

    Shipments of specialty flat-rolled products, which include automotive exhaust stainless, electrical steel and specialty strip and sheet, were approximately the same in the respective six-month periods ended June 30, 1997 and 1996. However, 1997 average sales per ton declined 3% from the first six months of 1996, reflecting the elimination of raw material surcharges on stainless steel and increased import competition on certain grades of chrome nickel stainless and cold rolled non-oriented electrical steels.

    Specialty semi-finished shipments increased substantially in 1997 over 1996, primarily as a result of increased sales of chrome nickel hot bands. However, a 15% reduction in average sales per ton for the first six months of 1997 compared to 1996 reflected worldwide market softness and import competition.

    Carbon steel shipments in the second quarter of 1997 increased as a result of strong demand for galvanized steel, partially offset by the elimination of carbon hot band shipments and the increased use of Armco's melt capacity for specialty products. In the first half of 1996, Armco began exiting the lower-priced hot band market, shifting to higher-priced galvanized steel products and thus increasing average sales per ton by 24% from the first six months of 1996 to the first six months of 1997.

    Second quarter operating profit increased in 1997 as a result of higher sales and lower costs. The lower costs were primarily due to more stable operating conditions and favorable experience in pension and retiree medical benefit costs. Costs in 1996 were adversely affected by several planned outages necessary to complete equipment upgrades. These outages disrupted operations and resulted in the increased use of outside processors. Specialty Flat-Rolled Steels' operating profit included gains of $2.0 and $4.2 million in the first six months of 1997 and 1996, respectively, from the partial settlement of a business interruption insurance claim.

    1996 COMPARED TO 1995

    Customer sales in 1996 exceeded 1995 levels primarily due to higher sales of automotive exhaust stainless, electrical and galvanized steels. A 21% increase in shipped tons was made possible by progressively higher operating levels at Mansfield in the second half of 1996. The higher operating levels were achieved despite several planned outages necessary to complete equipment upgrades.

    Average sales per ton in 1996 was lower than in the prior year, primarily due to higher import penetration in a number of product lines, increased sales of lower-priced carbon products and the elimination of raw material price surcharges on certain stainless steels. Armco and other specialty steel producers add raw material surcharges to the price of their products to compensate for higher costs incurred when the price of key raw materials such as nickel, chromium or molybdenum rises above certain levels. In 1996, raw material prices fell below these levels.

    Automotive exhaust stainless shipments reached record levels in 1996, as the Mansfield plant shipped significantly more of this product line than in the prior year. Strong production of North American light vehicles and increased use of stainless in exhaust systems stimulated demand in 1996.

    Shipments of electrical steel products increased as a result of generally healthy market conditions and some easing of capacity constraints. Driven by housing starts, demand remained strong for grain oriented electrical steel used in utility distribution transformers. However, shipments of non-oriented electrical steel used in motors and generators suffered under pressure from imports, which increased substantially in the second half of 1996.

    Specialty strip and sheet shipments declined slightly in the year-to-year comparison due to softer market conditions and increased import penetration. Average sales per ton were lower in 1996 compared to 1995 as a result of the elimination of raw material surcharges and base price erosion, resulting from an increased level of imports.

    Specialty semi-finished shipments increased in 1996, primarily due to export sales. A reduction in average sales per ton reflected worldwide market softness and the elimination of raw material surcharges. Sales of specialty semi-finished products have also been adversely affected by import competition.

    Armco's carbon steel shipments increased in 1996 compared to 1995. In the first half of 1996, Armco exited the lower-priced carbon hot band market, shifting the carbon steel product mix to more galvanized steel, thereby increasing average sales per ton in the year-to-year comparison.

    During 1996, operating profit for this segment was lower than in 1995 due to price erosion on specialty strip and sheet and specialty semi-finished products and several planned equipment outages, including outages necessary to upgrade Armco's finishing facilities as part of the strategic facilities plan. The outages and the subsequent process of restarting and returning these facilities to full capability contributed to higher costs and lower yields. To meet demand during this period, Armco used outside processors to finish some of its stainless steels, resulting in increased costs.

    Specialty Flat-Rolled Steels' 1996 operating profit included $8.6 million of income from various claims settlements, including the partial settlement of a business interruption insurance claim for a 1995 unplanned outage. The outage resulted in the use of alternative and more costly product routings, and lost sales.

    Operating profit in 1996 also included a $39.5 million loss from the Mansfield and Dover facilities, compared to a loss of $104.2 million in 1995 while Mansfield was ramping up. The 1996 loss was due, in part, to a number of planned and unplanned equipment outages and to higher than expected operating costs.

    1995 COMPARED TO 1994

    The Mansfield and Dover plants were idled from March 1994 through the first quarter of 1995, although Dover began limited operations early in the first quarter of 1995. By mid-year, the Dover plant was fully operational. With the completion of its new thin-slab caster and modernized hot strip mill, Mansfield restarted in April 1995. The restart was hampered by process control system difficulties and the failure of the refractory lining and a skid in the new walking beam furnace. The furnace problems necessitated an unscheduled 17-day outage.

    Customer sales in 1995 increased 15% over 1994 sales, as demand for most products remained strong throughout the year. Pricing also remained strong as a result of raw material surcharges on products containing nickel, chromium and molybdenum, January 1995 price increases for electrical steel and industry-wide price increases for chrome nickel products.

    Armco's shipments of automotive exhaust stainless increased in 1995, principally as a result of continued strength in North American light vehicle production and increased use of stainless steel in exhaust systems.

    Shipments of electrical steel remained at a high level, sustained by strong demand for both grain oriented and non-oriented electrical steels. Armco's orders for non-oriented electrical steel were further increased in 1995 by a 54-day strike at a major domestic competitor; however, Armco's ability to ship this product was limited by capacity constraints.

    The increase in Armco's shipments of specialty strip and sheet was primarily attributable to broad-based increases in the automotive, consumer and industrial markets, especially in the first half of 1995, as well as the strike mentioned above. In the second half, demand slowed due to normal seasonal factors as well as liquidation of customer inventories.

    Specialty semi-finished shipments, which consist of hot bands and slabs, grew 22% in 1995 on strong demand from North American customers.

    Customer sales for the segment were also affected by the idling and restart of the Mansfield and Dover plants and by the divestment of Eastern Stainless. Sales by Mansfield and Dover increased by $52.1 million in 1995. Eastern Stainless sales of $52.8 million were recognized in 1994, before Armco stopped consolidating the results of this business as a result of the divestment.

    During 1994, Armco recognized a $20.0 million special charge related to its decision to idle and restructure the Mansfield and Dover plants, while installing a new thin-slab continuous caster. The special charge consisted of $11.2 million for employee benefits, primarily group insurance and supplemental unemployment benefits, and $8.8 million to write down inventories and fixed assets.

    In 1994, Eastern Stainless decided to sell substantially all of its assets for cash and the assumption of certain liabilities, and Armco recognized a $15.0 million special charge related to that decision. On March 14, 1995, the transaction was completed. Net liabilities not assumed by the buyer or satisfied by the sale proceeds were assumed by Armco. On the date of sale, the net liabilities assumed by Armco, including amounts recorded at the establishment of a $15.0 million special charge, totaled $53.0 million.

    Specialty Flat-Rolled Steels' operating profit in 1995 was almost double that of 1994. Included in the 1995 operating results was a $104.2 million operating loss from the Mansfield and Dover plants, primarily as a result of the start-up problems described above. The 1994 Specialty Flat-Rolled Steels operating profit included losses of $86.0 million from the Mansfield and Dover facilities, primarily as a result of the idling. The remaining operations in this segment realized a 22% increase in operating profit from 1994 to 1995.

    OUTLOOK

    The strategic facilities upgrades were completed during 1996, and Armco believes that it will be able to operate its plants without major scheduled disruptions in the foreseeable future. Armco is focusing on improving productivity and quality at its specialty flat-rolled steels operations and anticipates further cost reductions as these improvements are made.

    Third quarter 1997 shipments of automotive chrome stainless are expected to decline from second quarter levels due to normal vehicle model changeovers. While light vehicle production remained strong in the first half of the year, recent automotive sales figures trailed those of a year ago, raising concerns about weakening demand.

    Armco expects electrical products, in general, to be under pressure due to softening demand and continued high levels of imports. Demand for specialty strip and sheet and semi-finished products has increased, but pricing remains low due to pressure from imports.

FABRICATED PRODUCTS

    The Fabricated Products business segment includes the results of Sawhill Tubular, a manufacturer of steel pipe and tubing; Douglas Dynamics, a manufacturer of snowplows and ice control products; and Greens Port Industrial Park, located in Houston, Texas.

    SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

    Customer sales increased $20.7 million for the first six months of 1997, primarily due to higher sales at Douglas Dynamics and Sawhill Tubular, and the consolidation of Greens Port. Higher customer sales at Douglas Dynamics reflected a significant improvement in snowplow shipments primarily due to an expanded sales network and the introduction of new products. Higher sales at Sawhill Tubular were a result of volume increases along most major product lines. Greens Port recorded sales of $3.5 million in the first six months of 1997 from loading dock fees and rental of land and buildings. During 1996, Greens Port revenues were not included in the segment.

    Douglas Dynamics' and Sawhill Tubular's operating profit were substantially higher in 1997 than 1996. Douglas Dynamics' results improved due to manufacturing efficiencies achieved during the year and reduced operating expenses following the decision in 1996 to exit certain unprofitable product lines. The increase in Sawhill Tubular's profits was also driven by lower costs. This segment's operating profit in the first six months of 1997 included $2.2 million from Greens Port.

    1996 COMPARED TO 1995

    1996 customer sales in this segment were 7% above 1995 levels, largely due to higher sales at Douglas Dynamics. Snowplow shipments in 1996 were the second highest achieved in Douglas Dynamics' history, due to near record snowfalls and strong light truck sales. Although Sawhill Tubular's shipment volumes increased in the year-to-year comparison, this was offset by lower prices caused by increased domestic competitive pressures and a high level of imports.

    In 1996, Armco recorded a special charge of $5.9 million for the estimated loss on the sale of its nonresidential construction business. In 1996, Armco negotiated an agreement to sell the business and the sale was effective January 1, 1997. The charge primarily relates to the writedown of assets and recognition of additional employee benefit liabilities.

    Also in 1996, Armco recorded a $2.9 million special charge primarily for the writedown of inventories and severance costs related to the decision to discontinue a line of light truck equipment manufactured by Douglas Dynamics. Excluding this special charge, Douglas Dynamics' operating profit was substantially higher in 1996 than in 1995. Increased sales and cost reductions related to the elimination of production outsourcing were partially offset by higher fixed manufacturing, administrative and selling costs, primarily related to the introduction of new products.

    Sawhill Tubular recorded a decrease in operating profits primarily as a result of higher costs for steel hot bands compared to product selling prices.

    1995 COMPARED TO 1994

    Customer sales decreased by 12% in 1995 compared to 1994, primarily as a result of eliminating the sales of Bowman Metal Deck, a manufacturer of steel roof and floor decking, which was sold in December 1994, and lower sales by Douglas Dynamics. The severe winter weather in early 1994 led to the best sales year in Douglas Dynamics' history; however, the mild winter preceding the 1995 selling season resulted in lower annual snowplow sales. Sawhill Tubular sales were 3% higher than 1994.

    Lower operating profit in 1995 resulted from the reduced sales at Douglas Dynamics, which was partially offset by Sawhill Tubular's return to profitability. Douglas Dynamics cut operating costs by reducing manpower to match lower order backlog, decreasing the amount of production previously performed by outside parties and periodically ceasing production to control inventory levels. However, these actions could not fully offset the effects of the lower sales volume of snowplows and other equipment sales, and higher expenses related to new product development. Sawhill Tubular's return to profitability was driven by increased sales, complemented by operational improvements and cost reduction programs, which not only led to improved results, but also brought about reductions in inventories.

    OUTLOOK

    Douglas Dynamics' sales are expected to be somewhat lower in the second half of 1997 than in the same period in 1996. However, savings from manufacturing efficiencies and cost reduction programs are expected to result in improved operating profit. Sawhill Tubular's 1997 sales and profitability are expected to exceed those of 1996 due to lower costs and higher volume in certain product lines.

DISCONTINUED OPERATIONS

    AEROSPACE AND STRATEGIC MATERIALS

    Oregon Metallurgical Corporation ("Oremet"), formerly 80% owned by Armco, was part of the Aerospace and Strategic Materials business segment that Armco sold in 1985. Prior to the sale, Armco filed a suit on behalf of Oremet in the U.S. Claims Court, claiming refunds and interest on federal and state taxes. Pursuant to the sales agreement, Armco retained the benefit of its share of any proceeds of this action, net of taxes imposed on Oremet and the buyer. In 1988, as a result of a favorable settlement with the Internal Revenue Service ("IRS"), Armco recorded a $15.2 million net of tax adjustment to the gain on the sale of this business segment. In 1996, Armco and Oremet reached agreement with the IRS that the 1988 refund of taxes and interest should not itself have been taxable to Oremet, further increasing the net proceeds, resulting in Armco recording an additional $6.5 million gain on the sale. In the first half of 1997, Armco recognized a $1.3 million gain for a state tax refund.

    NATIONAL-OILWELL

    National-Oilwell, which sells oil field tubular pipe, and produces and sells drilling and production equipment and process pumps used in the world's oil and gas services industry, was a joint venture equally owned by subsidiaries of Armco and USX Corporation.

    Armco and USX reached a definitive agreement, dated September 22, 1995, to sell their respective partnership interests in National-Oilwell to an entity formed by Duff & Phelps/Inverness, First Reserve Funds and National-Oilwell management. The sale was completed on January 16, 1996. For its 50% interest, Armco received $77.0 million in cash, and receivables with a face value of $13.0 million. The receivables were recorded at a discounted value of $10.6 million. After recording $2.1 million for recognition of deferred foreign translation losses and miscellaneous expenses, no gain or loss was recognized on the transaction.

    ARMCO FINANCIAL SERVICES GROUP (AFSG)

    AFSG consists of insurance companies that have stopped writing new business and are being liquidated. These companies have not written any new business for retention except for an immaterial amount of guaranteed renewable accident and health business since 1986. The number of policyholders of this business has decreased from approximately 4,000 at December 31, 1986 to 1,007 at December 31, 1995 and 870 at December 31, 1996.

    There are various pending matters relating to litigation, arbitration and regulatory affairs arising out of the runoff operations of AFSG companies, including matters related to Northwestern National Insurance Company (NNIC), a runoff company currently involved in, among other matters, litigation with respect to certain reinsurance programs.

    In March 1997, a group of international insurance companies, previously affiliated with AFSG and sold in 1991, filed an application for voluntary liquidation in the United Kingdom. NNIC is currently investigating its exposure with respect to transactions entered into with these companies in the event the companies are unable to meet their insurance obligations.

    Armco believes that its investment in AFSG will not be materially affected as a result of pending claims, contingent liabilities or matters related to AFSG identified to date.

    LIQUIDITY AND FINANCIAL RESOURCES: Claims are paid by using AFSG's investment portfolio and the related investment income from such portfolio. The portfolio had a net market value of $172.3 million at December 31, 1996. AFSG believes the existing invested assets, related future income and other assets will provide sufficient funds to meet all future claims payments.

    AFSG's loss reserves net of reinsurance recoverables decreased to $102.2 million at December 31, 1996 from $118.7 million at December 31, 1995. AFSG estimates that 60% of the claims will be paid in the next five years and that substantially all of the claims will be paid by the year 2017. The ultimate amount of the claims as well as the timing of the claims payments are estimated based on an annual review of loss reserves performed by AFSG's independent and consulting actuaries.

    OUTLOOK: Armco management continues to believe, based on current facts and circumstances and the opinions of outside counsel and advisors, that future charges, if any, resulting from the runoff of AFSG will not be material to Armco's financial condition or liquidity. However, it is possible that due to fluctuations in Armco's results, future developments could have a material effect on the results of one or more future interim or annual periods.

OTHER INVESTMENTS

    ARMCO STEEL COMPANY, L.P. (ASC)

    On April 7, 1994, ASC, a limited partnership 50% owned by a subsidiary of Armco, completed an initial public offering and recapitalization. As part of this transaction, the business and assets of ASC were transferred to AK Steel Holding Corporation, a newly formed, publicly traded company. In exchange for its interest in ASC, Armco received 1,023,987 shares of AK Steel common stock, representing approximately four percent of the outstanding shares. The number of shares received and other terms of the restructuring and recapitalization were determined by arm's-length negotiations.

    As a result of the transaction, in 1994 Armco recognized a nonrecurring pretax gain of $36.5 million, primarily as a result of its release from certain obligations to make future cash payments to the former joint venture and recognition of deferred pension curtailment gains established at ASC's formation. In light of this transaction, Armco also concluded that the realizable amount of its deferred tax asset had increased and so recorded a tax benefit of $30.0 million.

    In 1995, Armco sold all of the AK Steel common stock it had received as a result of the initial public offering and recapitalization for a total of $27.2 million, recognizing a gain of the same amount.

    Under a toll-rolling agreement that is in effect through the year 2002, AK Steel hot rolls stainless steel for Armco. The Company believes that if this agreement were not to be extended, it could obtain comparable services from other suppliers at competitive rates.

    NORTH AMERICAN STAINLESS (NAS)

    Armco and Acerinox S.A. of Spain each owned a 50% partnership interest in NAS through their respective subsidiaries, First Stainless, Inc. and Stainless Steel Invest, Inc. NAS operates a state-of-the-art chrome nickel stainless steel finishing plant in Carrollton, Kentucky. In 1994, Armco's subsidiary sold 90% of its 50% equity interest in NAS to its partner for $73.0 million in cash, and Armco recorded a $26.1 million gain on the sale. Armco decided to sell most of its investment in NAS because NAS needed cash infusions from its partners to expand its operations, while Armco chose to use its resources to support its core business operations. In connection with the transaction, Armco entered into an annual supply contract with NAS to provide the former joint venture with semi-finished stainless steel at market prices.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its operations primarily through cash provided by operations, the issuance of debt and asset sales. Its principal uses of cash have been operating activities, capital expenditures, debt service and preferred stock dividends. Cash provided by operations was $34.6 million for the six months ended June 30, 1997, compared to $9.7 million for the six months ended June 30, 1996, and $42.6 million for the year ended December 31, 1996 as compared to $15.5 million for 1995.

    At June 30, 1997, Armco had $175.2 million of cash and cash equivalents, compared to $168.9 million at December 31, 1996. Cash and cash equivalents increased $6.3 million during the first six months of 1997, primarily due to $34.6 million of cash generated by operations, partially offset by capital expenditures of $15.1 million, preferred stock dividends of $8.9 million and principal payments on debt of $7.4 million.

    Trade receivables and payables increased 28% and 20%, respectively, during the first half of 1997, reflecting the higher midyear sales and operating levels experienced by the Specialty Flat-Rolled Steels segment. Increased trade receivables are also the result of normal preseason extended-term sales by Douglas Dynamics.

    At June 30, 1997, Armco had in place two bank credit facilities, totaling $170.0 million with total borrowing availability of $91.4 million. Under a receivables facility, Armco sells substantially all its trade receivables to a wholly owned subsidiary, Armco Funding Corporation (AFC). In January 1996, AFC entered into a five-year revolving credit agreement with a group of banks led by The Chase Manhattan Bank, providing up to $120.0 million for revolving credit loans and letters of credit secured by AFC's receivables. At June 30, 1997, there were no outstanding borrowings under this credit facility; however, $64.3 million of the facility was committed to letters of credit.

    In January 1996, Armco entered into a three-year revolving credit agreement with a group of banks led by The Chase Manhattan Bank, providing up to $50.0 million for revolving credit loans secured by Armco's inventories. The credit agreement subjects Armco to certain restrictions and covenants related to, among other things, minimum working capital, minimum net income, current ratio and interest coverage ratio requirements. At June 30, 1997, there were no outstanding borrowings under this credit facility.

    In addition to any amount borrowed under the Credit Facilities, at June 30, 1997, after giving effect to the Offering, the application of net proceeds therefrom and the payment on July 15, 1997 of $5.0 million of current maturities on the 9.20% Debentures, Armco had approximately $207.3 million of debt that becomes due by the year 2000, including $14.8 million, $22.4 million, $22.5 million and $147.6 million in 1997, 1998, 1999 and 2000, respectively.

    Armco anticipates that its capital expenditures for the last six months of 1997 will total approximately $40.0 million. Armco expects that its 1997 cash requirements, including amounts for debt service, preferred stock dividends and capital expenditures, will be paid out of existing cash balances and cash generated from operations.

                                    BUSINESS

    Armco was incorporated as an Ohio corporation in 1917 as a successor to a New Jersey corporation incorporated in 1899 and is the largest domestic producer of stainless sheet and strip and electrical steel, based on tons shipped. The Company operates in two primary business segments: Specialty Flat-Rolled Steels and Fabricated Products, which contributed 82% and 18%, respectively, of total sales for the twelve months ended June 30, 1997. The Company's Specialty Flat-Rolled Steels segment produces and finishes flat-rolled stainless, electrical and galvanized carbon steel at five manufacturing locations in Pennsylvania and Ohio. For the twelve months ended June 30, 1997, the Specialty Flat-Rolled Steels segment had shipments of 1,167,000 tons. The Company's major customers in this segment include automotive exhaust systems producers, manufacturers of industrial and electrical equipment, other manufacturers, service centers and converters. The Company's Fabricated Products segment consists of three businesses: Douglas Dynamics, the largest North American manufacturer of snowplows for four-wheel drive vehicles; Sawhill Tubular, a manufacturer of a wide range of steel pipe and tubular products for use in construction, industrial and plumbing markets; and Greens Port Industrial Park, located in Houston, Texas. Total sales and EBITDA (as defined) for Armco were $1,774.4 million and $132.2 million, respectively, for the twelve months ended June 30, 1997.

    Historically, consumption of stainless sheet and strip has grown at a faster rate than the steel market as a whole. For example, between 1987 and 1996, consumption of stainless sheet and strip in the United States had a compound annual growth rate of 5.6% as compared to a rate of 2.8% for the total steel market. Among the characteristics that make stainless a material of choice are its resistance to corrosion, ability to withstand temperature extremes, high strength-to-weight ratio, natural attractiveness and ease of maintenance. An additional contributor to increased stainless steel usage is the requirement of the 1990 amendments to the Clean Air Act that long-life materials such as corrosion-resistant stainless steel materials be used in a number of applications, including automotive exhaust systems where Armco has the leading U.S. market position. From 1990 to 1996, stainless steel usage in automotive exhaust systems grew from 25 pounds per vehicle to 52 pounds per vehicle. In addition to increased usage per vehicle, automotive stainless demand has been driven by strong North American production of 15.3 million, 14.9 million and
15.1 million light vehicles in 1994, 1995 and 1996, respectively, as compared to an annual average of 12.5 million vehicles from 1990 to 1993.

    Electrical steels are iron-silicon alloys that, through special production techniques, possess unique magnetic properties that make them desirable for use in the generation, transmission and distribution of electricity. Armco believes it is the largest domestic supplier and the only producer of a full product line of electrical steels in the U.S.

    Armco's strategic objective is to enhance its position as a leading domestic producer of specialty flat-rolled steels by focusing on its existing strong market positions, especially in the automotive chrome and electrical steel markets. Armco intends to strengthen its position in these markets by continuing to focus on its core specialty steels business, by utilizing its recently upgraded and improved facilities to produce higher quality products and by providing improved customer service.

    The Company has taken significant steps in recent years to become a focused specialty steel company by streamlining its operations, investing in the expansion and upgrade of its Specialty Flat-Rolled Steel facilities and divesting or otherwise rationalizing certain unprofitable or non-strategic operations. From 1993 through 1996, the Company sold or disposed of 13 operations and investments, generating cash proceeds of over $400 million.

    Since 1993, the Company has invested approximately $235 million in two major programs to upgrade its facilities and thereby to increase productivity, lower operating costs, increase yields and improve customer service. The first of these programs included the installation at the Company's Mansfield, Ohio facility of a state-of-the-art continuous thin-slab caster designed to produce different grades of steel with rapid switchover from one grade to another. The new casting process helps to ensure consistently high quality products because it eliminates intermediate production steps and reduces the amount of rolling required to achieve the desired thickness. The thin-slab caster, certain hot mill upgrades and other modifications at the Mansfield plant were made over a 15-month period, at a total cost of approximately $140 million.

    The second of these programs, which commenced in late 1994, consisted of $95 million of extensive capital improvements over a two-year period to upgrade and expand the Company's stainless and electrical steel finishing facilities. This strategic facilities upgrade was initiated to reduce existing production constraints and increase specialty flat-rolled steel finishing capacity by approximately 180,000 tons per year, particularly in chrome stainless steel, electrical steels and specialty sheet and strip products. These facilities upgrades were completed during 1996. Armco now plans to focus on improving productivity and quality at its specialty steel operations and anticipates further cost reductions as these improvements are made.

    In addition, the Company intends to continue to pursue research and development activities. The Company's new equipment and more advanced technology are helping customers to lower their total costs, by providing them with the specific material selection and part design needed to match their manufacturing processes. Furthermore, Armco has reorganized its research and technology functions to facilitate more direct interaction with customers in the development of new products and processes.

SPECIALTY FLAT-ROLLED STEEL

    INDUSTRY OVERVIEW

    The specialty steel industry is a relatively small but distinct segment of the overall steel industry that represented approximately 2% of domestic steel tonnage but accounted for approximately 10% of domestic steel revenues in 1996. Specialty steels refer to alloy tool steel, electrical steel and stainless sheet, plate, bar, rod, wire and welded pipe and tube products. These steels differ from basic carbon steel by their metallurgical composition. Electrical steels have properties that make them desirable in the generation, transportation and use of electricity. Stainless steels are made with a high alloy content, which permits their use in environments that demand exceptional hardness, toughness and strength, resistance to corrosion and abrasion, ability to withstand temperature extremes or combinations thereof. Unlike high-volume carbon steel, specialty steels are generally produced in relatively small quantities utilizing special processing techniques designed to meet more exacting specifications and tolerances. Specialty steel products sell at higher prices and generate higher average profit margins than carbon steel products.

    Stainless steel contains elements such as chromium, nickel and molybdenum that give it the unique qualities of resistance to rust and corrosion, ability to withstand temperature extremes, high strength, good wear characteristics, natural attractiveness, and ease of maintenance. Stainless steel is used in the automotive and aerospace industries, and in the manufacture of food handling, chemical processing, pollution control, medical and health equipment and other products where its combination of strength, durability and attractiveness is desirable. Electrical steels are iron-silicon alloys which, through special production techniques, possess unique magnetic properties that make them desirable for use as energy efficient material in such applications as electrical transformers, motors and generators.

    Armco expects that long-term demand for stainless steel will continue to be positively affected by its increasing use in the manufacture of consumer durable goods and industrial applications. Per capita stainless steel usage in many developed countries significantly exceeds per capita usage in the United States and Armco believes that this is an indication of the growth potential of demand for stainless steel in the United States. In addition, the 1990 amendments to the Clean Air Act have resulted in the increasing use of corrosion-resistant materials in a number of applications for which stainless steel is well suited, including industrial pollution control devices and motor vehicle exhaust systems for use in the United States, where Armco now has the leading market share. Another factor that Armco believes will affect demand positively is the increasing issuance of new car bumper-to-bumper warranties and the use of stainless steel in passenger restraint systems and other functional components.

    PRODUCTS

    Armco produces flat-rolled stainless steel and electrical steel strip and sheet products that are used in a diverse range of consumer durables and industrial applications. During the last three years, approximately 79% of Armco's sales of specialty flat-rolled steel has been stainless and electrical steels, 9% has been specialty semi-finished and 8% has been galvanized carbon steel. The remaining sales in this segment of Armco's business are primarily related to the foreign subsidiaries that buy, warehouse, and sell specialty steel products. Major markets served are automotive, industrial machinery and electrical equipment, construction and service centers.

    In the stainless steel market, Armco is the leading producer of chrome grades used primarily in the domestic market for automotive exhaust components. Stainless steel, which formerly was not used in parts of the exhaust system other than the catalytic converter, is now used in the entire exhaust system, from manifold to tailpipe, by many auto manufacturers. Armco has developed a number of specialty grades for this application. Armco is also known for its "bright anneal" chrome grade finishes utilized for automotive and appliance trim and other chrome grades used for cutlery, kitchen utensils, scissors and surgical instruments. Specialty chrome nickel grades produced by Armco are used in household cookware, restaurant and food processing equipment and medical equipment. Other Armco stainless products include functional stainless steel manufactured for automotive, agricultural, heating, air conditioning and various industrial uses.

    Armco is the only United States manufacturer of a complete line of flat-rolled electrical steel products. It is also the only domestic manufacturer utilizing laser scribing technology. In this process, the surface of electrical steel is etched with high-technology lasers that refine the magnetic domains of the steels, resulting in superior electrical efficiency. Major electrical products categories are: Regular Grain Oriented ("RGO"), used in the cores of power and distribution transformers, Cold Rolled Non-Oriented ("CRNO"), used for electrical motors, generators and lighting ballasts; and TRAN
COR-Registered Trademark-H which is used in power transformers and is the only high permeability electrical steel made domestically.

    Additionally, Armco produces a full range of hot-dipped galvanized products primarily for use in the heating, ventilation and air conditioning ("HVAC") market.

    OPERATING FACILITIES

    Armco's Specialty Flat-Rolled Steels businesses produce and finish flat-rolled stainless, electrical and galvanized steels at manufacturing operations located in Butler, Pennsylvania, and Coshocton, Dover, Mansfield and Zanesville, Ohio. The Butler and Mansfield plants produce both semi-finished and finished stainless and electrical steels in sheet and hot band form. The Coshocton facility finishes stainless steel in strip and sheet form and the Zanesville facility finishes stainless and electrical strip and sheet. In addition, the Mansfield plant produces commodity grades of carbon steel sheet, most of which is coated at a galvanizing facility at the Dover plant. The segment also includes the results of European marketing companies that sell steel and manufactured steel products.

    The Butler facility, which is situated on 1,300 acres with 3.2 million square feet of buildings, continuously casts 100% of its steel. At Butler, melting takes place in three 170-ton electric arc furnaces that feed the world's largest (175-ton) argon-oxygen decarburization unit and a 170-ton vacuum degassing unit for refining molten metal that, in turn, feed two double strand continuous casters. Butler operates a hot-strip mill, anneal and pickle units and two fully-automated tandem and cold-rolling mills. It also has various intermediate and finishing operations for both stainless and electrical steels.

    The finishing plant in Coshocton, Ohio, located on 650 acres, is housed in a 600,000 square-foot plant and has three Sendzimer cold-rolling mills, four anneal and pickle lines, three bright anneal lines, two 4-high mills for cold reduction and other processing equipment, including temper rolling, slitting and packaging facilities.

    The Mansfield, Ohio plant consists of a 1.4 million square-foot facility, including a melt shop with two electric arc furnaces (170-ton and 120-ton), a 120-ton argon-oxygen decarburization unit, a thin-slab continuous caster, a six stand hot strip mill, a five stand tandem cold rolling mill and a pickle line.

    The Dover, Ohio plant consists of a 600,000 square-foot facility including a galvanizing line, stack anneal furnaces and a temper mill.

    Under a plan to upgrade the facilities at Mansfield to enhance their steel production capability and improve the operating performance of both the Mansfield and Dover facilities, Armco installed a thin-slab caster and made related plant modifications at Mansfield. The new state-of-the-art continuous thin-slab caster is designed to produce three different types of steels (stainless, electrical and carbon) with rapid switchover from one type to another. The installation of the thin-slab caster, certain hot mill upgrades and other modifications at the Mansfield plant were made over a 15-month period at a cost totaling approximately $140 million. The casting process used at Mansfield helps to ensure consistently high quality because it eliminates intermediate production steps and reduces the amount of rolling required to achieve desired thickness. The new caster can produce slabs from three to five inches thick, up to 50 inches wide, and up to 60 feet in length.

    Armco's Zanesville, Ohio plant, with 508,000 square feet of buildings on 88 acres, is a finishing facility for some of the steel produced at Butler and Mansfield and has a Sendzimer cold-rolling mill, anneal and pickle lines, high temperature box anneal and other decarburization and coating units.

    In the fourth quarter of 1994, Armco announced an extensive capital improvement program under which it spent $95 million over a two-year period to upgrade and expand its stainless and electrical steel finishing facilities. The program was initiated to reduce existing products constraints and increase specialty steel finishing capacity by approximately 180,000 tons per year, particularly in electrical steels, specialty strip and sheet products and chrome stainless steel. The strategic facilities upgrades were completed during 1996 and Armco now believes that it is positioned to operate its plants without major disruption throughout 1997. Armco plans to focus on improving productivity and quality at its specialty steels operations and anticipates further cost reductions as these improvements are made.

FABRICATED PRODUCTS SEGMENT

    The Fabricated Products segment is described below:

    Douglas Dynamics is the largest North American manufacturer of snowplows for four-wheel drive pick-up trucks and utility vehicles. Douglas Dynamics, which is headquartered in Milwaukee, Wisconsin, and has manufacturing plants in Rockland, Maine, Milwaukee, Wisconsin and Johnson City, Tennessee, sells its snowplows and ice control products under the names Western Products and Fisher Engineering through independent distributors in the United States and Canada.

    Sawhill Tubular manufactures a wide range of steel pipe and tubular products for use in the construction, industrial and plumbing markets at plants in Sharon and Wheatland, Pennsylvania and Warren, Ohio.

    Greens Port Industrial Park operates a loading dock on the Houston Ship Channel and leases buildings and land located on its property.

EMPLOYEES

    At June 30, 1997, Armco had approximately 6,000 employees. Most of Armco's domestic production and maintenance employees are represented by international, national or independent local unions, although some operations are not unionized.

    Armco has agreements with independent unions at the specialty steel plants in Butler, Pennsylvania and Zanesville, Ohio. In May 1996, members of the Zanesville Armco Organization ratified a new four-year labor agreement. In October 1996, members of the Butler Armco Independent Union ratified a new five-year labor agreement. The agreements with the Butler Armco Independent Salaried Union and the Butler Armco Independent Plant Protection Union expire on September 30, 1997.

    Armco has agreements with United Steelworkers of America at Sawhill Tubular plants. In February, 1996, employees at Sawhill Tubular's Wheatland plant ratified a new four-year agreement and in June 1996, employees at Sawhill Tubular's Warren plant ratified a new agreement which will expire September 30, 2000. The agreement at Sawhill Tubular's Sharon plant will expire September 30, 1999. In addition, the agreements with the United Steelworkers of America at the Mansfield and Dover operations expire August 31, 1999.

COMPETITION

    The Company faces intense competition from domestic and foreign steel producers, foreign producers of components and other products and manufacturers of competing products other than steel, including aluminum, plastics, composites and ceramics. Competition is based primarily on price, with factors such as reliability of supply, service and quality also being important in certain segments.

    In addition to existing competition, two steel companies have recently entered, or announced plans to enter, the specialty steel market. In 1995, Nucor Corporation, a mini-mill steel company, entered the automotive chrome stainless steel business with the addition of an argon-oxygen decarburization (AOD) vessel at its Crawfordsville, Indiana melt shop. In late 1996, AK Steel Corporation, an integrated steel company, announced plans to build a steel finishing facility in Rockport, Indiana that will include equipment capable of processing specialty steel. When completed, this facility will provide AK Steel with substantial stainless steel processing and finishing capacity. Increases in the production capacity and efficiency of these and other domestic producers, together with possible new entrants into the specialty steel market, are expected to result in intensified competition that could exert downward pressure on price and market share.

    The Company's competitors in the domestic galvanized steel market include many of the large integrated and mini-mill flat rolled producers. Since 1989, significant flat-rolled mini-mill capacity has been constructed and these mini-mills now compete with integrated domestic steel producers in most flat-rolled steel markets. Mini-mills generally rely on less capital-intensive hot metal sources, have smaller, non-unionized workforces resulting in lower employment costs per ton shipped and are relatively free of many of the employee, environmental and other obligations that have traditionally burdened non-mini-mill steel producers. There is significant flat-rolled and galvanized capacity under construction or announced with various planned commissioning dates in the next several years. Given the increased competition that is expected as the new capacity comes on line, the Company may experience downward pressure on pricing in its galvanized product line.

    Competition is also presented, to a lesser degree, by foreign producers. Some of these foreign producers have lower labor costs and are subsidized by their governments. Their decisions with regard to production and sales may be influenced more by political and social considerations than prevailing market forces. Many foreign steel producers continue to ship into the United States market despite decreasing profit margins or losses. Depending on a number of market factors, including the strength of the dollar, import levels, and the effectiveness of U.S. trade laws, pricing of the Company's products could be adversely affected.

    In 1995, led by the Specialty Steel Industry of North America, the industry's trade organization, a major initiative was begun with European specialty steel producers to attempt to reach a consensus on a Multilateral Specialty Steel Agreement ("MSSA") for specialty steel producers only. During 1996, framework terms for the MSSA were agreed to by U.S. specialty steel producers and specialty steel producers in Europe. However, as a result of new demands by European specialty steel producers, negotiations have broken off and there appears to be little likelihood of a final agreement in the foreseeable future.

RAW MATERIALS AND ENERGY SOURCES

    Raw materials represent a major component of production costs in the steel industry. The principal raw materials used by Armco in the production of steels are iron and carbon steel scrap, chrome and nickel and their ferroalloys, stainless steel scrap, silicon, molybdenum and zinc. These materials are purchased in the open market from various outside sources. Since much of this purchased raw material is not covered by long-term contracts, availability and price are subject to world market conditions. Chrome, nickel and certain other materials in mined alloy form can be acquired only from foreign sources, many of them located in developing countries that may be subject to unstable political and economic conditions that might disrupt supplies or affect the price of these materials. A significant portion of the chrome and nickel requirements, however, is obtained from stainless steel scrap rather than mined alloys. While certain raw materials have been in short supply from time to time, Armco currently is not experiencing and does not anticipate any problems obtaining appropriate materials in amounts sufficient to meet its production needs. Armco also uses large amounts of electricity and natural gas in the manufacture of its products. It is expected that such energy sources will continue to be reasonably available in the foreseeable future.

LEGAL MATTERS

    There are various other claims pending against the Company and its subsidiaries involving product liability, reinsurance and insurance arrangements, environmental, antitrust, employee benefits and other matters arising out of the conduct of the business of Armco. Armco's management believes that the ultimate liability, if any, resulting from any of these claims will not materially affect the consolidated financial position or liquidity of Armco and its subsidiaries.

ENVIRONMENTAL MATTERS

    Armco, in common with other United States manufacturers, is subject to various federal, state and local requirements for environmental controls relating to its operations. Armco has devoted, and will continue to devote, significant resources to control air and water pollutants, to dispose of wastes, and to remediate sites of past waste disposal. Armco estimates capital expenditures for pollution control in its manufacturing operations will aggregate about $20.0 million for the years 1997-2001, with the largest expenditures being made in the Specialty Flat-Rolled Steels segment. Approximately $7.5 million is related to control of air pollution pursuant to regulations currently promulgated under the Clean Air Act, as amended, and corresponding state laws. A substantial portion of capital expenditures is also attributable to control of water pollution under the Clean Water Act. These projections, which have been prepared internally and without independent engineering or other assistance, reflect Armco's current analysis of probable required capital projects for pollution control. During the period 1991 through 1996, Armco's capital expenditures for pollution control projects aggregated approximately $35.8 million, including $7.7 million in 1996. Statutory and regulatory requirements in this area continue to evolve and, accordingly, the type and magnitude of expenditures may change. For example, costs that cannot presently be quantified may arise in the future due to implementation of the recently revised National Ambient Air Quality Standards for particulate matter and ozone.

    Armco has been named as a defendant, or identified as a potentially responsible party, in various governmental proceedings regarding cleanup of certain past waste disposal sites. Armco is also a defendant in various private lawsuits alleging property damage and personal injury from waste disposal sites and former Company facilities. Joint and several liability could be imposed on Armco or other parties for these matters; thus, theoretically, one party could be held liable for all costs related to a site. While such governmental and private actions are being contested, the outcome of individual matters cannot be predicted with assurance. However, based on its experience with such cases and a review of current claims, Armco expects that in most cases any ultimate liability will be apportioned between Armco and other financially viable parties.

    From time to time, Armco has been and may be subject to penalties or other requirements as a result of administrative actions by regulatory agencies and to claims for indemnification for properties it has previously owned or leased. The Company has retained certain liabilities relating to the business and properties sold by the Company. In addition, environmental exit costs may be incurred if Armco decides to dispose of additional properties. It is Armco's policy not to accrue such costs until a decision is made to dispose of a property.

    Based on current facts and circumstances known to Armco, Armco's experience with site remediation, an understanding of current environmental laws and regulations, environmental assessments, the existence of other financially viable parties, expected remediation methods and the years in which Armco is expected to make payments toward each remediation (which range from the current year to 30 years or more in the future), Armco believes that the ultimate liability for environmental remediation matters identified to date will not materially affect its consolidated financial condition or liquidity. However, it is possible that, due to fluctuations in Armco's results future developments with respect to such matters could have a material effect on the results of operations of future interim or annual periods.

    Furthermore, the identification of additional sites, changes in known circumstances with respect to identified sites, the failure of other parties to contribute their share of remediation costs decisions to dispose of additional properties and other changed circumstances may result in increased costs to Armco, which could have a material effect on its consolidated financial condition, liquidity and results of operations in future interim or annual periods. However, it is not possible to determine whether additional loss, due to changed circumstances, will occur or to reasonably estimate the amount or range of any potential additional loss.

    Statutes and regulations relating to the protection of the environment have resulted in higher operating costs and capital investments by the industries in which Armco operates. Although it cannot predict precisely how changes in environmental requirements will affect its businesses, Armco does not believe such requirements would adversely affect its competitive position. See "Risk Factors--Potential Environmental Expenditures."

RESEARCH AND DEVELOPMENT

    Armco conducts a broad range of research and development activities aimed at improving its existing products and manufacturing processes and developing new products and processes. Armco's research and development activities are carried out primarily at a central technology center located in Middletown, Ohio. This center is engaged in applied materials research related to iron and steel, nonferrous materials and new materials. In addition, the materials and metallurgy departments at each operating unit develop and implement improvements to products and processes that are directly connected with the activities of such operating unit. Armco spent $13.1 million, $14.0 million, and $12.0 million, respectively, on research in the years 1996, 1995 and 1994.

                               THE EXCHANGE OFFER

    The Old Notes were sold by the Company on September 12, 1997 to a limited number of institutional investors (the "Purchasers"). In connection with the sale of the Old Notes, the Company and the Purchasers entered into a registration rights agreement dated as of September 9, 1997 (the "Registration Agreement"), which requires the Company (i) to cause the Old Notes to be registered under the Securities Act or (ii) to file with the Commission a registration statement under the Securities Act with respect to the New Notes of the Company identical in all material respects to the Old Notes, and to use its best efforts to cause such registration statement to become effective under the Securities Act. The Company is further obligated, upon the effectiveness of that registration statement, to offer the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Agreement to satisfy the Company's obligations thereunder. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the Company's books or any other person who has obtained a properly completed assignment from the registered holder.

    Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m. New
York City time, on             , 1997, provided, however, that if the Company,
in its sole discretion, has extended the period of time during which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

    As of the date of this Prospectus, $150,000,000 aggregate principal amount of the Old Notes is outstanding. Except for an aggregate of $12,000,000 principal amount of Old Notes held by two affiliates of the Company, the Company believes that all outstanding Old Notes are eligible to be exchanged for New Notes which will then be freely transferrable by the holders thereof. This Prospectus, together with the Letter of Transmittal, is first being sent on or
about             , 1997, to all Holders of Old Notes known to the Company. The
Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain customary conditions as set forth under "-- Certain Conditions to the Exchange Offer" below.

    The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the Holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

    Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 or any integral multiple thereof.

    The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "-- Certain Conditions to the Exchange Offer." The Company will give oral and written notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

    Only a registered holder of Old Notes may tender such Old Notes in the Exchange Offer. The tender to the Company of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to The Fifth Third Bank (the "Exchange Agent") at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer ("a Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "-- Withdrawal Rights"), as the case may be, must be guaranteed (see "-- Guaranteed Delivery Procedures") unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guaranties must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder exactly as the name or names of the registered holder or holders appear on the Old Notes with the signature thereon guaranteed by an Eligible Institution.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Note not properly tendered or not to accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular

Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. None of the Company, the Exchange Agent or any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

    If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    By tendering, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, and that neither the Holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. If any Holder or any such other person is an "affiliate", as defined under Rule 405 of the Securities Act, of the Company or is engaged in or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such Holder or any such other person
(i) may not rely on the applicable interpretation of the staff of the SEC and
(ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "-- Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company will be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

    For each Old Note accepted for exchange, the Holder of such Old Note will receive as set forth below under "Description of Senior Notes--Book-Entry, Delivery and Form" a New Note having a principal amount equal to that of the surrendered Old Note. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes, or, if no interest has been paid, from September 15, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer. If the Exchange Offer is not consummated and a resale shelf registration statement is not declared effective on or prior to March 11, 1998, the annual interest rate borne by the Senior Notes will be increased by 0.5%. Upon consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, the interest rate on the Senior Notes will revert to the rate set forth on the cover page of this Prospectus. See "Registration Rights Agreement." Old Notes not tendered or not accepted for exchange will continue to accrue interest from and after the date of consummation of the Exchange Offer.

    In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedure described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-
Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent" or or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

    If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) on or prior to 5:00 p.m., New York City time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

    Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution in which case such guarantee will not be required. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provisions of the Exchange Offer, and subject to its obligations pursuant to the Registration Rights Agreement, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such New Notes for exchange, any of the following events shall occur.

        (i) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of the Company to proceed with the Exchange Offer; or

        (ii) the Exchange Offer will violate any applicable law or any applicable interpretation of the staff of the Commission.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order is threatened by the Commission or in effect with respect to the Registration Statement of which this Prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

    The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered for exchange.

EXCHANGE AGENT

    The Fifth Third Bank has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests or Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                      The Fifth Third Bank, Exchange Agent

                                    By Mail:
                           Corporate Trust Operations
                            38 Fountain Square Plaza
                             Cincinnati, Ohio 45263

                             Attention: Paul Smith

                          By Hand or Overnight Courier
                           Corporate Trust Operations
                            38 Fountain Square Plaza
                             Mail Drop 1090 F5-4129
                             Cincinnati, Ohio 45263

                             Attention: Paul Smith

                                 By Facsimile:
                                 (513) 744-8909

                             Confirm by Telephone:
                                 (513) 744-8741

    DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

    The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.

    The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

TRANSFER TAXES

    Holders who tender their Old Notes for exchanges will not be obligated to pay any transfer taxes in connection therewith, except that Holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registering tendering holder will be responsible for the payment of the applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

    Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Registration Rights Agreement". Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course or such holders' business and such holders, other than broker-dealers, have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of the Company or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) may not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution". In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the securities laws of such jurisdictions as any holder reasonably requests in writing. Unless a holder so requests, the Company does not currently intend to register or qualify the sale of the New Notes in any such jurisdictions.

                          DESCRIPTION OF SENIOR NOTES

    The Old Notes were issued under an Indenture, dated as of October 1, 1992, between the Company and The Fifth Third Bank, as trustee (the "Trustee"), as supplemented by Supplemental Indenture No. 1, dated as of October 1, 1992, Supplemental Indenture No. 2, dated as of September 1, 1997 and Supplemental
Indenture No. 3, dated as of             , 1997 and as further supplemented from
time to time by supplemental indentures or modified from time to time by resolutions of the Board of Directors of the Company (the "Board of Directors") as provided in the indenture (such indenture, as so supplemented or modified, being hereinafter referred to as the "Indenture"). The Old Notes and the New Notes will be treated as a single class of securities under the Indenture. The following statements with respect to the Senior Notes are summaries of certain provisions of the Indenture and do not purport to be complete and are qualified in their entirety by reference to the provisions of the Indenture and the Senior Notes. A copy of the Indenture is available from the Company upon request. Unless otherwise defined herein capitalized terms have the meanings given them in the Indenture.

GENERAL

    The Senior Notes will mature on September 15, 2007 and will bear interest at the rate per annum of 9%. Interest on the Senior Notes will accrue from September 12, 1997 or from the most recent interest payment date to which interest has been paid, and will be payable semiannually in arrears on March 15 and September 15 of each year, commencing March 15, 1998, to the registered Holders thereof at the close of business on the March 1 or September 1, as the case may be, immediately preceding such interest payment date. The Senior Notes will be limited to an aggregate principal amount of $150,000,000.

    The interest rate on the Senior Notes is subject to increase in certain circumstances if the Company does not file a registration statement relating to the Registered Exchange Offer on a timely basis, if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under "Registration Rights Agreement."

    Interest on the Senior Notes will be computed on the basis of a 360-day year of twelve months. Principal and interest on the Senior Notes will be payable at the office of the Paying Agent, but, at the option of the Company, interest may be paid by check mailed to the registered Holders at their registered address. The Senior Notes may be presented for transfer or exchange at such office without any service charge, but the Company may require a sum sufficient to cover any tax or other governmental charges payable in connection therewith. The Company shall not be required to exchange or register the transfer of (i) any Senior Notes for a period of fifteen days next preceding any selection of Senior Notes to be redeemed or (ii) any Senior Notes selected, called or being called for redemption. The Senior Notes will be issued in registered form only, without coupons, in denominations of $1,000 or any integral multiple thereof.

    The Senior Notes will be unsecured obligations of the Company and will rank on a parity with all other unsecured senior indebtedness of the Company. The Senior Notes will be senior to any subordinated indebtedness of the Company and will be effectively junior to secured indebtedness of the Company, to the extent of the assets securing the indebtedness, and to indebtedness of subsidiaries of the Company, to the extent of the assets of such subsidiaries. At June 30, 1997, the Company had total consolidated debt obligations of $389.3 million, of which $57.5 million of indebtedness was secured by assets of the Company. In addition, the borrowings under Armco's $170.0 million Credit Facilities are secured by certain of Armco's inventory and receivables. Approximately $100.0 million of the Company's 11 3/8% Senior Notes and $20.0 million of its 9.20% Debentures will be repaid using a portion of the net proceeds of the Senior Notes offered hereby. The Indenture does not limit the aggregate amount of Debt Securities that may be issued thereunder. The Indenture provides that Debt Securities may be issued from time to time in one or more series.

OPTIONAL REDEMPTION

    On or after September 15, 2002, the Senior Notes may, from time to time, be redeemed, in whole or in part, at the option of the Company upon not less than 30 nor more than 60 days' prior notice to Holders, at the redemption prices set forth below (expressed in percentages of the principal amount thereof), plus accrued and unpaid interest thereon, to the Redemption Date.

               REDEMPTION PERIOD                 PERCENTAGE
-----------------------------------------------  -----------
September 15, 2002 to September 14, 2003             104.50%
September 15, 2003 to September 14, 2004             103.00%
September 15, 2004 to September 14, 2005             101.50%
September 15, 2005 and thereafter                    100.00%

    At any time prior to September 15, 2000 the Company, at its option, may redeem up to 33 1/3% of the aggregate principal amount of Senior Notes originally issued with the net proceeds of one or more Equity Offerings of the Company at a redemption price equal to 109.00% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of redemption PROVIDED, HOWEVER, that after any such redemption at least 66 2/3% of the aggregate principal amount of the original issue of the Senior Notes remains outstanding. Any such redemption must occur on or prior to 120 days after the receipt of such net proceeds.

    In addition, upon the occurrence of a Change of Control prior to September 15, 2002, the Company, at its option, may redeem all, but not less than all, of the outstanding Senior Notes at a redemption price equal to 100% of the principal amount thereof plus the applicable Make-Whole Premium. The Company shall give not less than 30 nor more than 60 days' prior notice to Holders of such redemption within 30 days following the applicable Change of Control.

    If less than all of the Senior Notes are to be redeemed, the selection of the Senior Notes to be redeemed shall be made as provided in the Indenture.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase such Holder's Senior Notes, in whole or in part, in integral multiples of $1,000, pursuant to the Change of Control Offer described in the next succeeding paragraph at the Repurchase Price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Change of Control Payment Date.

    Within 30 calendar days subsequent to the date of any Change of Control, the Company shall mail a notice to each Holder and to the Trustee stating: (i) that a Change of Control has occurred and a Change of Control Offer is being made as described in this paragraph, and that all Senior Notes that are timely tendered will be accepted for payment; (ii) the Repurchase Price and the Change of Control Payment Date, which shall be a date occurring no earlier than 30 days and no later than 60 days subsequent to the date on which such notice is mailed;
(iii) that any Senior Note (or any portion thereof) accepted for payment pursuant to the Change of Control Offer (and duly paid on the Change of Control Payment Date) will cease to accrue interest after the Change of Control Payment Date; and (iv) any other information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such Holders to make an informed decision with respect to the decision to tender their Senior Notes, or is necessary to enable Holders to tender their Senior Notes (or any portion thereof) and to have such Senior Notes repurchased pursuant to this covenant.

    Notwithstanding the foregoing, if any Senior Note (or any portion thereof) accepted for payment shall not be so paid pursuant to the provisions of this covenant, then, from the Change of Control Payment Date until the principal of (and premium) and interest on such Senior Note is paid, interest shall be paid on the unpaid principal (and premium) and, to the extent permitted by law, on any accrued but unpaid interest thereon, in each case at the rate prescribed therefor by such Senior Note.

    Neither the Board of Directors nor the Trustee under the Indenture may waive the Company's obligation to make a Change of Control Offer.

    Certain of the instruments governing other outstanding indebtedness of the Company include provisions requiring payment or repurchase of such indebtedness at the election of the holders thereof, similar to the Change of Control repurchase, including the indenture for the $100.0 million 11 3/8% Senior Notes Due 1999 and the indenture for the $125.0 million 9 3/8% Senior Notes Due 2000, both of which series rank equally with the Senior Notes, and the Company's $170.0 million Credit Facilities, the indebtedness under which is secured by certain of the Company's inventory and receivables. There can be no assurance that the Company will have adequate resources to repurchase or refinance all indebtedness owing under the Senior Notes, and the other indebtedness that may contemporaneously become due, in the event a Change of Control Offer is required to be made. If the Company does not have sufficient financial resources to effect a Change of Control Offer, it would be required to seek additional financing from outside sources to enable it to repurchase the Senior Notes. There can be no assurance that such financing would be available to the Company on satisfactory terms. Any failure of the Company to pay the purchase price with respect to such Change of Control Offer when due constitutes an Event of Default and will give the Trustee and the holders of the Senior Notes the rights described under "--Events of Default."

    The term "all or substantially all" as used in the definition of "Change of Control" (see "--Certain Definitions") has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Senior Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

    The provisions of the Indenture relating to a Change of Control in and of themselves may not afford Holders of the Senior Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect Holders of the Senior Notes, if such transaction is not the type of transaction included within the definition of a Change of Control. See "--Certain Definitions" for the definition of "Change of Control." A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control if such transaction otherwise constitutes a change in control within the meaning of such definition.

    The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and other securities laws or regulations in connection with the repurchase of the Senior Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture by virtue thereof.

    The existence of a Holder's right to require the Company to repurchase the Senior Notes in respect of a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

SINKING FUND

    There will be no mandatory sinking fund payments for the Senior Notes.

CERTAIN COVENANTS

    The Indenture covenants more particularly described below limit, among other things, the ability of the Company and its Restricted Subsidiaries to engage in a highly leveraged transaction, whether such transaction is initiated or supported by the Company, its management or affiliates or an unrelated third party.

    TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, conduct any business or enter into any transaction or series of transactions (including, but not limited to, the sale, transfer, disposition, purchase, exchange or lease of assets or Property, the making of any Investment, the giving of any Guarantee, or the rendering of any service) with or for the benefit of any Affiliate of the Company (other than the Company), unless (i) such transaction or series of transactions is on terms no less favorable in the aggregate (including such factors as quality, delivery, service and acceptance by customers of the Company or such Subsidiary) to the Company or such Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate of the Company or such Subsidiary, and (ii) with respect to a transaction or series of transactions outside the ordinary course of business that has a Fair Market Value equal to or greater than $5,000,000, the terms thereof are set forth in writing and the Board of Directors (including a majority of the disinterested directors thereof) approves such transaction or series of transactions and, in its good faith judgment, believes that such transaction or series of transactions complies with clause (i) of this paragraph, as evidenced by a Certified Resolution.

    The foregoing limitations do not apply to (i) any transaction with an officer or director of the Company or any Subsidiary of the Company entered into in the ordinary course of business consistent with past practice (including compensation or employee benefit arrangements with any officer or director of the Company or any Subsidiary of the Company) and the cash-out of supplemental pension benefits, or (ii) transactions between the Company and its Restricted Subsidiaries or among such Restricted Subsidiaries.

    LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if, at the time of and after giving effect to the proposed Restricted Payment (i) any Default or Event of Default has occurred and is continuing, or (ii) the Company could not Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "--Limitation on Indebtedness," or (iii) the aggregate amount expended or committed for all Restricted Payments from the date of the closing of the Offer made hereby (the amount so expended or committed, if other than in cash, to be determined in good faith by the Board of Directors and evidenced by a Certified Resolution) exceeds the sum of (A) 50% of the aggregate Consolidated Net Income of the Company and its Restricted Subsidiaries (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) subsequent to June 30, 1997 and ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment, (B) 100% of the aggregate net proceeds, including cash and the Fair Market Value of Property other than cash, received by the Company subsequent to the date of the closing of the Offer made hereby, from capital contributions from its stockholders or from the issuance or sale (other than to a Subsidiary) of Qualified Capital Stock of the Company or of any convertible securities or debt obligations which have been converted into, exchanged for or satisfied by the issuance of Qualified Capital Stock, and (C) the amount of the net reduction in Investments made as Restricted Payments in accordance with this sentence in Unrestricted Subsidiaries resulting from (1) the payment of cash dividends or the repayment in cash of the principal of loans or the cash return on any Investment, in each case to the extent received by the Company or any wholly owned Restricted Subsidiary of the Company from Unrestricted Subsidiaries, (2) to the extent that any Investment in an Unrestricted Subsidiary that was made after the date of the closing of the Offering made hereby is sold for cash or otherwise liquidated or repaid for cash, the after-tax cash return of capital with respect to such Investment (less the cost of disposition, if any) or (3) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries, such aggregate amount of the net reduction in such Investments not to exceed, in the case of any Unrestricted Subsidiary, the amount of such Investments made as Restricted Payments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

    The foregoing limitations do not prevent the Company or its Restricted Subsidiaries from (i) paying a dividend on its Capital Stock within 60 days after declaration thereof if, on the declaration date, the Company could have paid such dividend in compliance with the Indenture; (ii) repurchasing shares of its Capital Stock (A) solely in exchange for other shares of its Capital Stock (other than Redeemable Stock), (B) to eliminate fractional shares or odd lots for up to an aggregate consideration in any fiscal year of the Company not to exceed $2,000,000, (C) pursuant to an order of a court of competent jurisdiction, or (D) in connection with repurchase provisions under employee stock option and stock purchase agreements or other agreements to compensate management employees of the Company; (iii) making cash payments in respect of stock appreciation rights granted to employees of the Company; (iv) the purchase for value of shares of Capital Stock of the Company (A) held by directors, officers or employees upon death, disability, retirement, or termination of employment or (B) to fund capital stock-based, long-term incentive programs, not to exceed $10,000,000 in the aggregate; (v) Restricted Payments for the redemption, repurchase or other acquisition of shares of Capital Stock of the Company in satisfaction of indemnification or other claims arising under any merger, consolidation, asset purchase or investment or similar acquisition agreement permitted under the Indenture, pursuant to which such shares of Capital Stock were issued; (vi) making payments to purchase or redeem Indebtedness made by exchange for, or out of the proceeds of, the substantially concurrent (A) sale or issuance of Capital Stock (other than Redeemable Stock) of the Company, or (B) Incurrence of Indebtedness of the Company that is contractually subordinated in right of payment to the Senior Notes and has a Stated Maturity later than the Stated Maturity of the Senior Notes and an Average Life greater than the remaining Average Life of any of the Senior Notes;
(vii) declaring and paying dividends on the Preferred Stock of the Company outstanding on the date of the closing of the Offer made hereby; (viii) making Investments in Affiliates up to an aggregate of $15,000,000; (ix) making an Investment in an Affiliate as a result of which such Affiliate becomes a Restricted Subsidiary in compliance with "--Restricted and Unrestricted Subsidiaries"; (x) making an Investment by contributing or otherwise transferring to any Person or Persons all or any part of the Non-Core Businesses enumerated in clauses (i) through (v) of the definition of "Non-Core Businesses"; and (xi) making other Restricted Payments in an aggregate amount not to exceed $25,000,000 (after giving effect to the amount of the net reduction in any Investments made as Restricted Payments in reliance on this clause (xi) resulting from (1) the payment of cash dividends or the repayment in cash of the principal of loans or the cash return on any such Investment, in each case to the extent received by the Company or any wholly owned Restricted Subsidiary of the Company from Unrestricted Subsidiaries, (2) to the extent that any such Investment in an Unrestricted Subsidiary is sold for cash or otherwise liquidated or repaid for cash, the after-tax cash return of capital with respect to such Investment (less the cost of disposition, if any) or (3) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries).

    The payments permitted to be made pursuant to clauses (ii)(A), (iii) (but only to the extent any such payments are included in determining Consolidated Net Income), (vi), (ix) and (x) of the preceding paragraph shall be excluded for purposes of any future calculations pursuant to the first paragraph of this covenant of the aggregate amount of Restricted Payments outstanding. The payments permitted to be made pursuant to clauses (i), (ii)(B), (ii)(C),
(ii)(D), (iii) (but only to the extent that any such payments are not included in determining Consolidated Net Income), (iv), (v), (vii), (viii) and (xi) shall be included for purposes of any future calculations pursuant to the first paragraph of this covenant of the aggregate amount of Restricted Payments outstanding.

    LIMITATION ON INDEBTEDNESS. The Company will not, directly or indirectly, Incur any Indebtedness unless, immediately after the date of the transaction giving rise to such Indebtedness and after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof as if such Indebtedness had been Incurred and the proceeds thereof applied on the first day of the Determination Period, the Consolidated Interest Coverage Ratio of the Company at such date exceeds the ratio of 2.0 to 1.0.

    Notwithstanding the foregoing, the Company may Incur the following Indebtedness (although any Indebtedness so Incurred shall be included, to the extent outstanding at the Determination Date, in any subsequent determination of the Consolidated Interest Coverage Ratio): (i) Indebtedness Incurred by the Company or by Armco Funding Corporation under the Credit Facilities, PROVIDED that the aggregate principal amount of all Indebtedness Incurred under this clause (i) at any one time outstanding does not exceed the greater of (A) $225,000,000 and (B) the sum of (1) 80% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries and (2) 50% of the book value of the inventory of the Company and its Restricted Subsidiaries, in the case of clauses (B)(1) and (B)(2) of this proviso, as of the end of the most recent fiscal quarter for which financial information in respect thereof is available immediately prior to the date of such Incurrence, determined in accordance with GAAP; (ii) Indebtedness evidenced by the Senior Notes; (iii)(A) Indebtedness of the Company in respect of Capital Lease Obligations or (B) Capital Expenditure Indebtedness directly Incurred by the Company, PROVIDED that the aggregate principal amount of all Indebtedness Incurred under clauses
(iii)(A) and (B) of this paragraph and the Indebtedness Incurred under clause
(iv) under "--Limitation on Restricted Subsidiary Indebtedness and Preferred Stock" does not exceed $100,000,000 at any one time outstanding; (iv) Indebtedness under Interest Rate Protection Agreements, PROVIDED that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant; (v) Indebtedness of the Company to any wholly owned Restricted Subsidiary of the Company (but only so long as such Indebtedness is held by such wholly owned Restricted Subsidiary); (vi) Indebtedness outstanding on the date of the closing of the Offer made hereby; (vii) Permitted Refinancing Indebtedness; (viii) surety obligations of the Company and its Restricted Subsidiaries entered into in the ordinary course of business, (ix) Indebtedness of the Company and its Restricted Subsidiaries Incurred to finance the purchase of insurance in the ordinary course of business, (x) Indebtedness of the Company and its Restricted Subsidiaries Incurred from the honoring by a bank or other financial institution of a check or draft inadvertently drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two business days of notice of any such Incurrence, and (xi) Indebtedness not otherwise permitted to be Incurred under clauses (i) through (x) of this paragraph, which, together with any other outstanding Indebtedness Incurred under this clause (xi) of this paragraph, has an aggregate principal amount not in excess of $40,000,000 at any one time outstanding.

    LIMITATION ON RESTRICTED SUBSIDIARY INDEBTEDNESS AND PREFERRED STOCK. The Company will not permit any of its Restricted Subsidiaries to Incur, directly or indirectly, any Indebtedness or Preferred Stock, except: (i) (A) Indebtedness or Preferred Stock outstanding on the date of the closing of the Offer made hereby or (B) Indebtedness Incurred under the Credit Facilities to the extent permitted by clause (i) of the second paragraph under "--Limitation on Indebtedness"; (ii) Indebtedness or Preferred Stock issued to and held by the Company or a wholly owned Restricted Subsidiary of the Company (but only so long as such Indebtedness or Preferred Stock is held or owned by the Company or a wholly owned Restricted Subsidiary of the Company); (iii)(A) Indebtedness of a Restricted Subsidiary in respect of Capital Lease Obligations or (B) Capital Expenditure Indebtedness directly Incurred by a Restricted Subsidiary, PROVIDED that after giving effect to such Indebtedness the Company could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "-- Limitation on Indebtedness"; (iv)(A) Indebtedness of a Restricted Subsidiary in respect of Capital Lease Obligations or (B) Capital Expenditure Indebtedness directly Incurred by a Restricted Subsidiary, PROVIDED that the aggregate principal amount of all Indebtedness Incurred under clauses (iv)(A) and (iv)(B) of this paragraph and the Indebtedness Incurred under clause (iii) of the second paragraph under "-- Limitation on Indebtedness" does not exceed $100,000,000 at any one time outstanding; and (v) Indebtedness or Preferred Stock Incurred in exchange for, or the proceeds of which are used to Refinance, Indebtedness or Preferred Stock of equal or higher ranking referred to in clauses (i) through
(iv) of this paragraph, so long as (A) the principal amount of such Indebtedness or the liquidation value of such Preferred Stock so Incurred does not exceed the principal amount or liquidation value of the Indebtedness or Preferred Stock so exchanged or Refinanced and (B) the Indebtedness or Preferred Stock so Incurred has a Stated Maturity or final redemption date later than the Stated Maturity or final redemption date (if any) of, and an Average Life that is longer than that of, the Indebtedness or Preferred Stock being exchanged or Refinanced.

    Any Indebtedness or Preferred Stock Incurred pursuant to clauses (i) through
(v) of the preceding paragraph will be included, to the extent outstanding at the Determination Date, in any subsequent determination of the Consolidated Interest Coverage Ratio.

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, except for a Sale and Leaseback Transaction not exceeding 360 days unless: (i) the Company or such Restricted Subsidiary is permitted to Incur such Indebtedness under "--Limitation on Indebtedness" or "--Limitation on Restricted Subsidiary Indebtedness and Preferred Stock," respectively; (ii) the Company or such Restricted Subsidiary would be permitted to Incur a Lien to secure Indebtedness or enter into a Sale and Leaseback Transaction pursuant to the second paragraph under "--Limitation on Liens" or Incur a Lien on such Property that is the subject of such Sale and Leaseback Transaction pursuant to clause (ii) of the first paragraph of "--Limitation on Liens" without equally and ratably securing the Senior Notes; (iii) the Company or such Restricted Subsidiary receives consideration at least equal to the Fair Market Value of the Property transferred; and (iv) if the Sale and Leaseback Transaction is, directly or indirectly, entered into, or assumed or Guaranteed by, the Company or such Restricted Subsidiary, or the Company or such Restricted Subsidiary otherwise becomes liable with respect thereto, more than 360 days after the Property subject to such Sale and Leaseback Transaction is acquired or constructed by the Company or such Restricted Subsidiary, the Company applies the proceeds of such Sale and Leaseback Transaction, net of all reasonable out-of-pocket expenses Incurred by the Company or such Restricted Subsidiary in connection therewith, which are customarily Incurred in connection with the Sale and Leaseback Transactions of such kind, in accordance with the provisions under "--Limitation on Asset Sales" as if such Sale and Leaseback Transaction were an Asset Sale.

    LIMITATION ON LIENS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Lien on or with respect to any Property of the Company or such Restricted Subsidiary, or any interest therein or any income or profits therefrom, unless the Senior Notes are secured equally and ratably with (or prior to) any and all other Indebtedness secured by such Lien, except for: (i) any Lien securing Indebtedness permitted under clause (i) of the second paragraph under "--Limitation on Indebtedness";
(ii) any Lien (A) in respect of Capital Lease Obligations or Capital Expenditure Indebtedness permitted to be Incurred by the terms of the first paragraph or clause (iii) of the second paragraph under "--Limitation on Indebtedness" or clauses (iii) or (iv) of the first paragraph under "--Limitation on Restricted Subsidiary Indebtedness and Preferred Stock," (B) existing on any Property of a Person at the time such Person is merged or consolidated with or into the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary (and not Incurred in anticipation of such transaction) or (C) existing on any Property at the time of the acquisition thereof (and not Incurred in anticipation of such transaction) whether or not assumed by the Company or any Restricted Subsidiary; PROVIDED that in any such case such Lien may extend only to the Property so acquired or constructed and improvements thereon, and, in the case of any such Lien in respect of Capital Lease Obligations and Capital Expenditure Indebtedness, the real property on which such Property is located; (iii) any Lien Incurred to secure the performance of statutory obligations, bids, trade contracts, leases, surety or appeal bonds, performance or return-of-money bonds or other obligations of a like nature Incurred in the ordinary course of business; (iv) any Lien to secure industrial revenue or development or pollution control bonds; (v) any Lien to secure any Refinancing (or successive Refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (i) through (iv) of this paragraph so long as such Lien does not extend to any other Property and the Indebtedness so secured is not increased; (vi) any Lien securing only the Senior Notes; (vii) any Lien in favor of the Company or a wholly owned Restricted Subsidiary; (viii) any Lien for taxes or assessments by other governmental charges or levies; (ix) any Lien to secure obligations under worker's compensation, unemployment insurance or other social security legislation, including Liens with respect to judgments which are not currently dischargeable; (x) materialmen's, mechanics', worker's, warehousemen's, landlord's and carriers' Liens or other like Liens created by law (or in a lease agreement in the case of landlord's Liens) and arising in the ordinary course of business; (xi) any Lien existing on the date of the closing of the Offer made hereby; (xii) easements, rights of way, zoning and other similar restrictions or encumbrances Incurred in the ordinary course of business; and (xiii) attachment, judgment and other similar Liens arising in connection with court proceedings, PROVIDED that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are currently being contested in good faith by appropriate proceedings.

    In addition to the foregoing, the Company and its Restricted Subsidiaries may Incur a Lien to secure Indebtedness or enter into a Sale and Leaseback Transaction, without equally and ratably securing the Senior Notes, if the sum of (i) the amount of Indebtedness secured by all Liens entered into after the date of the closing of the Offer made hereby and (ii) the Attributable Value of all Sale and Leaseback Transactions or Capital Lease Obligations in respect thereof entered into after the date of the closing of the Offer made hereby and otherwise prohibited by this Indenture does not exceed 10% of the Company's Consolidated Net Tangible Assets.

    LIMITATION CONCERNING DISTRIBUTIONS OR TRANSFERS BY RESTRICTED SUBSIDIARIES. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, cause to exist or become effective or enter into any encumbrance or restriction (other than pursuant to law or regulation) on the ability of any Restricted Subsidiary: (i) to pay dividends or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; (ii) to make loans or advances to the Company or any Restricted Subsidiary of the Company; or
(iii) to transfer any of its Property to the Company or any other Restricted Subsidiary, except for any encumbrance or restrictions pursuant to any agreement in effect on the date of the closing of the Offer made hereby or any Refinancing thereof containing encumbrances or restrictions no greater than in the agreement so Refinanced.

    LIMITATION ON ASSET SALES. The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless: (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value of the Property disposed of and (ii) at least 75% of the consideration received by the Company or such Restricted Subsidiary for such Property (other than Non-Core Businesses enumerated in clauses (i) through (v) of the definition of "Non-Core Businesses") is in the form of cash, cash equivalents, readily marketable securities or non-cash consideration that is immediately converted to cash, or the assumption by the purchaser of such Property of Senior Indebtedness (PROVIDED such Senior Indebtedness was not Incurred in connection with or in anticipation of such Asset Sale), PROVIDED that the Company must, at the Company's option, (A) (1) commit, or cause such Restricted Subsidiary to commit (such commitments to include amounts anticipated to be expended pursuant to the Company's capital investment plan (x) as adopted by the Board of Directors and (y) evidenced by the filing of an officer's certificate with the Trustee stating that the total amount of the Net Cash Proceeds of such Asset Sale is less than the aggregate amount contemplated to be expended pursuant to such capital investment plan within 24 months of the consummation of such Asset Sale) within 270 days of the consummation of such Asset Sale, to apply the Net Cash Proceeds of such Asset Sale to reinvest in Additional Core Assets or, if the applicable Asset Sale was a sale of a Non-Core Business, in Additional Assets and (2) apply, or cause such Restricted Subsidiary to apply, pursuant to such commitment (which includes amounts actually expended under the capital investment plan authorized by the Board of Directors), such Net Cash Proceeds of such Asset Sale within 24 months of the consummation of such Asset Sale; PROVIDED THAT if any commitment under this clause (A) is terminated or rescinded after the 225th day after the consummation of such Asset Sale, the Company or such Restricted Subsidiary, as the case may be, shall have 45 days after such termination or rescission to (a) apply such Net Cash Proceeds pursuant to clause (B) or (C) below, or (b) to commit, or cause such Restricted Subsidiary to commit, to apply the Net Cash Proceeds of such Asset Sale to reinvest in Additional Core Assets or in Additional Assets, as the case may be and/or (B) offer to apply an amount equal to such Net Cash Proceeds (or remaining Net Cash Proceeds) to the repayment of any Senior Indebtedness, or (to the extent of Net Cash Proceeds received from an Asset Sale by such Restricted Subsidiary) debt of a Restricted Subsidiary, and repay such Indebtedness of any lender or debt holder who accepts such offer or, in the case of any Indebtedness under a revolving credit facility, repay an amount outstanding thereunder equal to such Net Cash Proceeds and concurrently therewith, effect a permanent reduction in the committed availability thereunder; and/or (C) offer to apply an amount equal to such Net Cash Proceeds (or remaining Net Cash Proceeds) to the repayment of the Senior Notes and repurchase any Senior Notes properly tendered in acceptance of such prepayment offer (the "Prepayment Offer") on a pro rata basis at a purchase price at least equal to 100% of their principal amount plus interest accrued to the date of such repurchase; PROVIDED, HOWEVER, that in the event the Net Cash Proceeds resulting from any Asset Sale, after giving effect to the purchase of Additional Core Assets or Additional Assets, as the case may be, and/or the repayment of Senior Indebtedness, are less than $10,000,000, the application of an amount equal to such Net Cash Proceeds to a pro rata offer to repurchase the Senior Notes may be deferred until such time as such Net Cash Proceeds, together with Net Cash Proceeds from any prior or subsequent Asset Sales not otherwise applied in accordance with this paragraph, are at least equal to $10,000,000. To the extent that any portion of the amount of Net Cash Proceeds remains after compliance with the preceding sentence and PROVIDED that all Holders have been given the opportunity to tender their Senior Notes for repurchase as provided in clause (C) above, the Company or such Restricted Subsidiary may use such remaining amount for general corporate purposes.

    Within 280 days from the date of an Asset Sale, the Company shall, if it chooses (or is obligated) to apply an amount equal to any remaining Net Cash Proceeds (or any portion thereof) to fund an offer to repurchase the Senior Notes, send a written Prepayment Offer Notice, by first-class mail, to the Holders of the Senior Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such Holders to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will also state (i) that the Company is offering to purchase Senior Notes pursuant to the provisions of the Indenture described herein under "--Limitation on Asset Sales," (ii) that any Senior Note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Prepayment Offer will cease to accrue interest after the Purchase Date, (iii) the Expiration Date of the Prepayment Offer, which will be, subject to any contrary requirements of applicable law, not less than 30 days nor more than 60 days after the date of such Prepayment Offer, (iv) a Purchase Date (which shall be the settlement date for the purchase of Senior Notes and shall be within five business days after the Expiration Date), (v) the aggregate principal amount of Senior Notes to be purchased and the purchase price thereof and (vi) a description of the procedure which a Holder must follow and any other information necessary to tender all or any portion of such Holder's Senior Notes.

    Notwithstanding the foregoing, if any Senior Note (or any portion thereof) accepted for payment shall not be so paid pursuant to the provisions described in the preceding paragraph, then, from the Purchase Date until the principal of (and premium, if any) and interest on such Senior Note is paid, interest shall be paid on the unpaid principal (and premium, if any) and, to the extent permitted by law, on any accrued but unpaid interest thereon, in each case, at the rate prescribed therefor by such Senior Note.

    RESTRICTED AND UNRESTRICTED SUBSIDIARIES. The Company may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of the Company or any of its Restricted Subsidiaries as an Unrestricted Subsidiary if
(i) such Subsidiary has total assets of $1,000 or less, or (ii) such designation is effective immediately upon such Person becoming a Subsidiary of either the Company or any of its Restricted Subsidiaries. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary thereof. Except as provided in clause (i) of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. Subject to the next succeeding paragraph, an Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary. The designation of an Unrestricted Subsidiary or the removal of such designation in compliance with the next succeeding paragraph shall be made by the Board of Directors pursuant to a Certified Resolution delivered to the Trustee and shall be effective as of the date specified in the applicable Certified Resolution, which shall not be prior to the date such Certified Resolution is delivered to the Trustee.

    The Company will not, and will not permit any of its Restricted Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise) unless, after giving effect to such action, transaction or series of transactions, (i) on a pro forma basis, the Company could Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph under "--Limitation on Indebtedness," (ii) such Subsidiary could then Incur, pursuant to clauses
(ii), (iii) or (iv) of the first paragraph under "--Limitation on Restricted Subsidiary Indebtedness and Preferred Stock," all Indebtedness as to which it is obligated at such time, (iii) no Default or Event of Default would occur or be continuing, and (iv) there exist no Liens with respect to the Property of such Subsidiary other than Liens permitted to be Incurred under "--Limitation on Liens."

    The Company will not, and will not permit any of its Restricted Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in any such Restricted Subsidiary ceasing to be a Subsidiary (other than a merger or consolidation with the Company or another Restricted Subsidiary) unless, after giving effect to such action, transaction or series of transactions, either: (i)(A) neither the Company nor any of its Affiliates (other than a Person that is an Affiliate by virtue of its ownership of Capital Stock or control of the Company) shall own any Capital Stock of such former Restricted Subsidiary or any successor in interest to the business thereof, and
(B) there shall not exist any Indebtedness of the former Restricted Subsidiary or any successor in interest to the business thereof in favor of the Company or any of its Restricted Subsidiaries; or (ii) the Company and its Restricted Subsidiaries would be permitted to make a Restricted Payment in the amount of the aggregate Investment (excluding (A) any Investment to the extent of cash or the Fair Market Value of Property other than cash received by the Company or its Restricted Subsidiary, as the case may be, in respect of or as a repayment of such Investment, and (B) the amount of Indebtedness of the former Restricted Subsidiary received by the Company or its Restricted Subsidiaries as part of the consideration for the acquisition of the Capital Stock or assets of such former Restricted Subsidiary), if any, made in the former Restricted Subsidiary after the date of the closing of the Offer made hereby.

    MERGER, CONSOLIDATION. The Company will not merge or consolidate with any other corporation (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing corporation) or sell, transfer or convey its Property or assets as an entirety or substantially as an entirety to any Person other than a wholly owned Restricted Subsidiary, unless (i) the entity formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, transfer or conveyance is made shall be a corporation organized and existing under the laws of the United States of America or a State or the District of Columbia and such corporation expressly assumes, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, the due and punctual payment of the principal of, premium, if any, and interest on all the Senior Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and

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conditions of the Indenture to be performed by the Company; (ii) immediately before and after giving effect to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), the Company (or the surviving entity if the Company is not continuing) would be able to Incur at least $1.00 of additional Indebtedness under the first paragraph of "--Limitation on Indebtedness," or, in the case of a merger or consolidation of the Company into or with a wholly owned Restricted Subsidiary, the Consolidated Interest Coverage Ratio of the surviving entity would be no less than the Consolidated Interest Coverage Ratio of the Company immediately prior to such merger or consolidation; (iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions) as if such transaction had occurred on the first day of the Determination Period, the Company (or the surviving entity if the Company is not continuing) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to the transaction or series of transactions; and
(v) the Trustee shall have received an Opinion of Counsel as conclusive evidence that any such consolidation, merger, sale, conveyance or acquisition, and any such assumption, complies with the provisions of this covenant.

EVENTS OF DEFAULT

    The Indenture provides that, if an Event of Default specified therein with respect to any series of Debt Securities shall have happened and be continuing, either the Trustee or the Holders of 25% in principal amount of the Outstanding Debt Securities of such series may declare the principal of all the Debt Securities of such series to be due and payable (and, in the case of certain Events of Default involving a bankruptcy event with respect to the Company, such principal shall become immediately due and payable, without any requirement of notice or declaration).

    Events of Default in respect of any series of Debt Securities as set forth in the Indenture include: (i) default for 30 days in payment of any interest installment or any sinking or analogous fund payment; (ii) default in payment of principal on the Debt Securities of any series when due whether at stated maturity, when called for redemption, by declaration, or otherwise; (iii) default for 30 days after notice to the Company by the Trustee or by Holders of 25% in aggregate principal amount of the Outstanding Debt Securities in the performance of any other covenant in the Indenture with respect to the Debt Securities of such series; and (iv) certain events of bankruptcy and insolvency.

    In addition to the Events of Default that are provided in the Indenture with respect to all Debt Securities, Supplemental Indenture No. 2 provides that the following shall be additional Events of Default with respect to the Senior Notes that will be subject to the procedures and other provisions of such Indenture:
(i) a default by the Company or any of its Significant Restricted Subsidiaries under any bonds, debentures, mortgages, indentures, agreements or instruments under which they may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money of the Company or any Significant Restricted Subsidiary, whether such indebtedness now exists or shall be created after the date of the closing of the Offer made hereby, and such indebtedness shall have been accelerated (or shall have matured) and such indebtedness remains unpaid, PROVIDED that the principal amount of such indebtedness with respect to which any such default and acceleration (or maturity) has occurred and is continuing, together with the principal amount of all other such indebtedness with respect to which such a default and acceleration (or maturity) has occurred and is continuing, aggregates $5,000,000 or more; or (ii) the entry by a court of competent jurisdiction of one or more judgments or orders against the Company or any of its Significant Restricted Subsidiaries in an uninsured aggregate amount in excess of $5,000,000 is not discharged, waived, stayed or satisfied for a period of 60 consecutive days.

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    The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to the Debt Securities of any series, give to the Holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; PROVIDED that, except in the case of default in the payment of principal of, or premium, if any, or interest on any of the Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series. The term "default" for the purpose of this provision means the happening of any of the Events of Default specified above, except that any grace period or notice requirement is eliminated.

    The Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to be indemnified by the Holders of the Debt Securities before proceeding to exercise any right or power under the Indenture at the request of Holders of the Debt Securities.

    The Indenture provides that the Holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee with respect to such series. In certain cases, the Holders of a majority in principal amount of the outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of such series, waive any past default or Event of Default with respect to the Debt Securities of such series or compliance with certain provisions of the Indenture, except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest on, any of the Debt Securities of such series.

    The Indenture includes a covenant that the Company will file annually with the Trustee a certificate stating whether or not any default exists.

WAIVERS

    The provisions of the various covenants discussed above cannot be waived, except that, in certain cases, the Holders of a majority in principal amount of the outstanding Senior Notes may on behalf of the Holders of all Senior Notes waive any past Default or Event of Default with respect to the Senior Notes, including a breach of covenant, other than a Default not theretofore cured in payment of the principal of, or premium, if any, or interest on, any of the Senior Notes. No such waiver, however, shall extend to any subsequent or other Default or impair any right consequent thereon.

DEFEASANCE

    The Indenture provides that the Company, at its option, (i) will be Discharged from any and all obligations in respect of any series of Debt Securities (except in each case for certain obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold moneys for payment in trust) on the 91st day after satisfaction of the conditions set forth below, or (ii) will not thereafter be subject to certain provisions of the Indenture (including the Events of Default described above other than defaults on payments due on the Debt Securities), in each case if the Company irrevocably deposits or causes to be deposited with the Trustee, in trust, money or Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal of, and interest on, such series not later than one day before the dates such payments are due in accordance with the terms of such series. To exercise any such option, there shall not exist any Event of Default or event which would become an Event of Default with notice or lapse of time or both, which shall have occurred and be continuing at the time of such deposit, and the Company shall deliver to the Trustee an Opinion of Counsel to the effect that (A) the deposit and related defeasance would not cause the Holders of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a Discharge pursuant to clause (i), accompanied by a ruling to such effect received from or published by the United States Internal

Revenue Service, and (B) if such series of Debt Securities are then listed on the New York Stock Exchange, such Debt Securities would not be delisted as a result of the exercise of such option.

    The Indenture also provides that if at any time (i) all Debt Securities theretofore authenticated (other than any Debt Securities which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in the Indenture) shall have been delivered to the Trustee for cancellation, or
(ii) all Debt Securities not theretofore canceled or delivered to the Trustee for cancellation shall have become due and payable, or will become due and payable in accordance with their terms, within one year, and the Company shall deposit or cause to be deposited with the Trustee, in trust, funds sufficient to pay at maturity the entire amount of all such Debt Securities not theretofore delivered to the Trustee for cancellation, including principal and interest due or to become due to such date of maturity and if the Company shall also pay or cause to be paid all other sums payable hereunder by the Company, then the Indenture shall cease to be of further effect, and on demand of and at the cost and expense of the Company, the Trustee shall execute proper instruments acknowledging satisfaction of and discharging the Indenture.

MODIFICATION OF THE INDENTURE

    The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series to be affected, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of the Debt Securities of such series to be affected, except that no such supplemental indenture may, without the consent of the Holders of affected Debt Securities, among other things, change the fixed maturity of any Debt Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, or reduce the relative ranking of any Debt Securities, or reduce the aforesaid percentage of Debt Securities of any series the consent of the Holders of which is required for any such supplemental indenture.

THE TRUSTEE

    The Fifth Third Bank is the Trustee under the Indenture. The Trustee maintains normal banking relationships with the Company and its subsidiaries, including as a participant in the Company's Credit Facilities. The Trustee may perform certain services for and transact other business with the Company from time to time in the ordinary course of business.

CERTAIN DEFINITIONS

    Set forth is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Additional Assets" means (i) any Property or assets (other than Indebtedness and Capital Stock) that the Board of Directors determines to be useful in the conduct of the business of the Company and its Subsidiaries, whether or not such business is conducted on the date of the original issuance of the Senior Notes ("Approved Business"), (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary, or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; PROVIDED, HOWEVER, that any such Restricted Subsidiary described in clause (ii) or (iii) above is primarily engaged in an Approved Business.

    "Additional Core Assets" means (i) any Property or assets (other than Indebtedness or Capital Stock) used or intended for use in the Core Business,
(ii) the Capital Stock of a Person engaged in the Core

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Business that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary engaged in the Core Business, or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary engaged in the Core Business.

    "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership, membership or other ownership interests, by contract or otherwise), provided that, in any event, each Unrestricted Subsidiary shall be deemed to be an Affiliate of the Company and of each other Subsidiary. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a Person solely by reason of his or her being an officer or director (or equivalent) of such Person and neither the Company nor any of its Restricted Subsidiaries shall be deemed to be Affiliates of each other.

    "AFSC" means Armco Financial Services Corporation.

    "Asset Sale" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger, but excluding any Restricted Payment or Sale and Leaseback Transaction) by such Person or any of its Restricted Subsidiaries (including any consolidation, merger or other sale of any such Restricted Subsidiaries with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a wholly owned Restricted Subsidiary of such Person or by such Person to a wholly owned Restricted Subsidiary of such Person) in any single transaction or series of transactions of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person, (ii) all or substantially all the Property of any division, business segment or comparable line of business of such Person or any of its Restricted Subsidiaries or (iii) any other Property of such Person or any of its Restricted Subsidiaries having a Fair Market Value in excess of $5,000,000 and transferred, conveyed, sold, leased or otherwise disposed of outside of the ordinary course of business of such Person or Restricted Subsidiary; PROVIDED that the term "Asset Sale," when used with respect to the Company, shall not include (x) any asset disposition permitted pursuant to "--Merger, Consolidation" which constitutes a disposition of all or substantially all of the Company's assets, (y) a disposition of obsolete assets in the ordinary course of business, or (z) a sale or transfer of accounts receivable under the Credit Facilities.

    "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. "Attributable Value" means, as to a Capital Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of the balance sheet of such Person in accordance with GAAP.

    "Average Life" means, as of any date, with respect to any debt security or Redeemable Preferred Stock, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from such

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date to the date of each scheduled principal or redemption (including any sinking fund or mandatory redemption payment requirements) of such debt or equity security multiplied in each case by (y) the amount of such principal or redemption payment by (ii) the sum of all such principal or redemption payments.

    "Capital Expenditure Indebtedness" means Indebtedness Incurred by any Person to finance the purchase or construction of any Property acquired (other than from an Affiliate) or constructed by such Person so long as (i) the purchase or construction price for such Property is or should be included in "addition to property, plant or equipment" in accordance with GAAP, (ii) the acquisition or construction of such Property is not part of any acquisition of a Person or business unit, and (iii) such Indebtedness is Incurred within 360 days of the acquisition or completion of construction of such Property.

    "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangement conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP.

    "Capital Stock" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to subscribe for or to acquire an equity interest in such Person.

    "Change of Control" means an event or series of events by which (i)(A) the Company consolidates with or merges into any other Person or conveys, transfers or leases all or substantially all of its assets to any Person or group of Persons or (B) any Person consolidates with or merges into the Company, in the case of either (A) or (B) pursuant to a transaction or series of transactions (other than a transaction or series of transactions between the Company and a wholly owned Restricted Subsidiary of the Company) as a result of which the existing shareholders of the Company immediately prior thereto hold less than 50% of the combined voting power of the Voting Stock of the surviving Person, or
(ii) any "person" or "group" (each as defined in Section 13(d)(3) of the Exchange Act) becomes the "beneficial owner" (as defined under Rule 13d-3 of the Exchange Act), directly or indirectly, of 50% or more of the total voting power of all classes of Voting Stock of the Company, or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new or replacement directors whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

    "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, (B) if the Trustee is able to obtain only one Reference Treasury Dealer Quotation from the Reference Treasury Dealers, such Quotation, or (C) if the Trustee is not able to obtain any Reference Treasury Dealer Quotations from the Reference Treasury

                                       62
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Dealers, the average of the Reference Treasury Dealer Quotations obtained from two other Primary Treasury Dealers designated by the Company as Reference Treasury Dealers for the purpose of determining such Comparable Treasury Price. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 3:30 p.m., New York time, on the third business day preceding such redemption date.

    "Consolidated EBITDA" of any Person means, for any period, the Consolidated Net Income of such Person, (i) increased (to the extent deducted in determining Consolidated Net Income) by the sum of (A) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP (other than income taxes attributable to extraordinary gains), (B) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, other than interest capitalized by such Person or its Restricted Subsidiaries during such period, (C) depreciation and amortization expenses of such Person and its Restricted Subsidiaries for such period, including without limitation, amortization of capitalized debt issuance costs; and (D) other non-cash items of such Person and its Restricted Subsidiaries for such period to the extent such non-cash items reduce Consolidated Net Income (excluding any non-cash charge that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made) MINUS non-cash items to the extent such non-cash items increase the Consolidated Net Income (excluding any items which represent the reversal of any accrual or reserve for cash charges established in any prior period) of such Person and its Restricted Subsidiaries and (ii) decreased (to the extent included in determining Consolidated Net Income) by any revenues accrued but not received by such Person or any of its Restricted Subsidiaries from any other Person (other than such Person or its Restricted Subsidiaries) in respect of any Investment for such period, all as determined on a consolidated basis in accordance with GAAP.

    "Consolidated Interest Coverage Ratio" means, with respect to any Person, the ratio of (i) the aggregate amount of Consolidated EBITDA of such Person for the four consecutive fiscal quarters for which consolidated financial statements in respect thereof are available immediately prior to the relevant Transaction Date (the "Determination Period") to (ii) the aggregate amount of Consolidated Interest Expense of such Person for the Determination Period; PROVIDED, HOWEVER, that for purposes of calculating the Consolidated Interest Coverage Ratio of any specified Person, the Consolidated EBITDA and Consolidated Interest Expense of such specified Person shall be calculated on a PRO FORMA basis as if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio had taken place on the first day of the Determination Period, and shall (A) include the Consolidated Interest Expense in respect of any Indebtedness Incurred by such Person subsequent to the first day of the Determination Period and prior to the Transaction Date as if such Indebtedness had been Incurred on the first day of the Determination Period, (B) exclude, from the first day of the Determination Period, the Consolidated Interest Expense in respect of (1) any Indebtedness of such Person that has been redeemed or retired subsequent to the first day of the Determination Period and prior to the Transaction Date and (2) if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence of Indebtedness, any Indebtedness (x) that the Company anticipates as of the time of determination will be redeemed or retired with the proceeds of, and within 90 days following the Incurrence of, such Indebtedness giving rise to such need or
(y) with respect to which the Company has deposited or caused to be deposited irrevocably with the Trustee or Fiscal Agent for such Indebtedness funds sufficient to redeem or retire such Indebtedness or has irrevocably committed to redeem such Indebtedness, (C) include the Consolidated EBITDA and Consolidated Interest Expense of any other Person acquired subsequent to the first day of the Determination Period and prior to the Transaction Date by such specified Person as a Restricted Subsidiary of such specified Person as if such Person had been acquired on the first day of the Determination Period, (D) exclude, from the first day of the Determination Period, the Consolidated EBITDA of such specified Person directly attributable to any Property of such specified Person (including, without limitation, Capital Stock) which was the subject of an Asset Sale at any time subsequent to the first

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day of the Determination Period and prior to the Transaction Date and (E) for purposes of "--Limitation on Indebtedness" and "--Merger, Consolidation," where the Consolidated Interest Coverage Ratio is calculated to give effect to the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio, such calculation shall also include the Consolidated EBITDA and Consolidated Interest Expense of any other Person to be acquired by such specified Person as a Restricted Subsidiary of such specified Person in connection with the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio. When the Consolidated Interest Coverage Ratio is determined with respect to the Company, the term "Restricted Subsidiary" shall be deemed to include any Unrestricted Subsidiary that became a Restricted Subsidiary at any time between the first day of the Determination Period and the Transaction Date, PROVIDED that such Subsidiary is a Restricted Subsidiary on the Transaction Date.

    "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication (i) the sum of (A) the aggregate amount of cash and non-cash interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Indebtedness (including, without limitation, (u) capitalized interest, (v) any amortization of debt discount, (w) net costs associated with Interest Rate Protection Agreements (including any amortization of discounts), (x) the interest portion of any deferred payment obligation, (y) all accrued interest, and (z) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptances or similar facilities) paid, accrued or scheduled to be paid or accrued, during such period; (B) Preferred Stock dividends of such Person (and of its Restricted Subsidiaries if paid to a Person other than such Person or its Restricted Subsidiaries) declared and payable in cash; (C) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP;
(D) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and (E) to the extent any Indebtedness of any other Person is Guaranteed by such Person or any of its Restricted Subsidiaries (other than Guarantees relating to obligations of customers, either of such Person or any of its Restricted Subsidiaries, that are made in the ordinary course of business consistent with the past practices of such Person or such Restricted Subsidiaries), the aggregate amount of interest paid, accrued or scheduled to be paid or accrued, by such other Person during such period attributable to any such Indebtedness, less (ii) to the extent included in (i) above, amortization or write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness of such Person and its Restricted Subsidiaries prior to its Stated Maturity; in the case of both (i) and (ii) above, after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and as determined in accordance with GAAP.

    "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis determined in accordance with GAAP; PROVIDED that there shall be excluded therefrom, without duplication, (i) all items classified as extraordinary, (ii) any net loss or net income of any Person other than such Person and its Restricted Subsidiaries, except to the extent of the amount of dividends or other distributions actually paid to such Person or its Restricted Subsidiaries by such other Person during such period, (iii) the net income of any Person acquired by such Person or any of its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of such acquisition, (iv) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan, (v) gains or losses in respect of Asset Sales by such Person or its Restricted Subsidiaries, (vi) the net income of any Restricted Subsidiary of such Person to the extent that the payment of dividends or other distributions to such Person is restricted by contract or otherwise, except for any dividends or distributions actually paid by such Restricted Subsidiary to such Person, (vii) any extraordinary, unusual or nonrecurring gains or losses (and related tax effects) in accordance with GAAP, and (viii) the effect of the adoption of Statement of Financial Accounting Standards No. 106 ("SFAS 106") to the extent expenses recognized pursuant to such adoption exceed the amounts with respect to such expenses which would have been recognized during such period using the "pay as you go" accounting method; PROVIDED FURTHER that there shall be included in determining the net income or net loss of such person expenses that would have been recognized using the "pay as you go" accounting method to the extent that such expenses exceed the expenses recognized during such period pursuant to SFAS 106.

    "Consolidated Net Tangible Assets" of any Person means the sum of Tangible Assets of such Person and its Restricted Subsidiaries after eliminating inter-company items, all determined in accordance with GAAP, including appropriate deductions for any minority interest in Tangible Assets of such Restricted Subsidiaries.

    "Consolidated Net Worth" of any Person means the stockholders' equity of such Person and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less amounts attributable to Redeemable Stock of such Person.

    "Core Business" means the specialty flat-rolled steel business.

    "Corporation" includes corporations, associations, companies and business trusts.

    "Credit Facilities" means the two bank credit facilities dated as of December 22, 1995 between the Company and Armco Funding Corporation, respectively, on the one hand, and the banks signatory thereto on the other, and all related notes, collateral documents, guarantees, instruments and other agreements executed in connection therewith, as the same may be amended, modified, supplemented, restated or Refinanced from time to time.

    "Default" means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

    "Discharge" or "Discharged" means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Debt Securities of such series and to have satisfied all the obligations under this Indenture relating to the Debt Securities of such series (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same and satisfaction of and discharging this Indenture).

    "Eligible Receivables" means, as of any date, trade receivables (less allowance for doubtful accounts) of the Company and its Restricted Subsidiaries that would be shown on a consolidated balance sheet of the Company and its Restricted Subsidiaries as of that date prepared in accordance with GAAP.

    "Equity Offering" means a registered public offering of common stock of the Company resulting in net proceeds to the Company in excess of $25,000,000.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

    "Fair Market Value" means, with respect to the total consideration received pursuant to any Asset Sale or any non-cash consideration received by any Person, the fair market value of such consideration as determined in good faith by the Board of Directors as evidenced by a Certified Resolution.

    "fiscal year" means, with respect to the Company, the twelve consecutive months ending December 31.

    "GAAP" or "generally accepted accounting principles," with respect to any computation required or permitted hereunder shall, except as otherwise specifically provided, mean such accounting principles as are generally accepted in the United States of America at the date of such computation.

    "Guarantee" by an Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase Property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that a Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

    "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), extend, assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness.

    "Indebtedness" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for borrowed money, (ii) any obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, including, without limitation, any such obligations Incurred in connection with acquisition of Property or businesses,
(iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of Property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) any Capital Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination, (vii) any payment obligation of such Person under Interest Rate Protection Agreements at the time of determination, (viii) any obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party and (ix) any obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise. For purposes of the preceding sentence, the maximum fixed repurchase price of any Redeemable Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture; PROVIDED, HOWEVER, that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any contingent obligations in respect thereof at such date.

    "Interest Rate Protection Agreement" means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, currency swap agreement or other financial agreement or arrangement designed to protect such Person or its Restricted Subsidiaries against fluctuations in interest rates or currency exchange rates, as in effect from time to time.

    "Investment" means, with respect to any Person, any direct, indirect or contingent (i) payment or transfer (including, without limitation, by means of any payment for Property or services for the account or use of another Person) of cash, Capital Stock or other Property, or assumption of Indebtedness, made by such Person in exchange for Capital Stock, notes or bonds of, or as a capital contribution to, any other Person or (ii) loan, advance or other extension of credit (including, without limitation, by means of a Guarantee, letter of credit or similar arrangement other than advances or loans to customers in the ordinary course of business that are recorded as accounts receivable of such Person or its Restricted Subsidiaries in accordance with GAAP) made by such Person to or on behalf of any other Person.

    "Lien" means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

    "Make-Whole Premium" means, with respect to a Senior Note, an amount equal to the greater of (i) 1.0% of the outstanding principal amount of such Senior Note and (ii) the excess of (a) the present value of the remaining interest, premium and principal payments due on such Senior Note as if such Senior Note were redeemed on September 15, 2002, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (b) the outstanding principal amount of such Senior Note.

    "Net Cash Proceeds" from any Asset Sale by any Person or its Restricted Subsidiaries means cash, cash equivalents or readily marketable securities received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption of Indebtedness or other obligations relating to the Properties sold or otherwise conveyed or received in any other non-cash form unless such non-cash consideration is immediately converted into cash therefrom by such Person or its Restricted Subsidiaries), net of (i) all reasonable out-of-pocket expenses of such Person or such Restricted Subsidiary Incurred in connection with an Asset Sale of such type, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses Incurred (but excluding any finder's fee or broker's fee payable to any Affiliate of such Person) and all federal, state, provincial, foreign and local taxes arising in connection with such Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person or its Restricted Subsidiaries,
(ii) all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such Properties in accordance with the terms of any Lien upon or with respect to such Properties or which must, by the terms of such Lien, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale, and (iii) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such Asset Sale; PROVIDED that, in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person or its Restricted Subsidiaries from escrow, and PROVIDED that any non-cash consideration received in connection with an Asset Sale, which is subsequently converted to cash, shall be deemed to be Net Cash Proceeds at such time and shall thereafter be applied in accordance with "--Limitation on Asset Sales."

    "Non-Core Businesses" means the following businesses of the Company, including any tangible and intangible Property and assets held by such businesses (excluding cash, Indebtedness and Capital Stock of any other Person (other than Capital Stock of Subsidiaries of AFSC that do not, directly or indirectly, hold Property or assets of the Core Business) held by such businesses), substantially as conducted and reported on June 30, 1997, (i) the Company's Sawhill Tubular Division, (ii) Douglas Dynamics, L.L.C., (iii) Greens Port Industrial Park, (iv) the Company's steelmaking facilities in Dover, Ohio,
(v) AFSC and Subsidiaries of AFSC that do not, directly or indirectly, hold Property or assets of the Core Business and (vi) any other business other than the Core Business.

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
    "Permitted Refinancing Indebtedness" means Indebtedness of the Company, the proceeds of which are used to Refinance outstanding Indebtedness of the Company or any Restricted Subsidiary, PROVIDED that (i) if the Indebtedness being Refinanced is PARI PASSU with or subordinated in right of payment to the Senior Notes, then such Indebtedness is PARI PASSU with or subordinated in right of payment to, as the case may be, the Senior Notes at least to the same extent as the Indebtedness being Refinanced, (ii) such Indebtedness is scheduled to mature no earlier than the Indebtedness being Refinanced and (iii) such Indebtedness has an Average Life at the time such Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; PROVIDED FURTHER that such Indebtedness is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, has an aggregate original issue price) not in excess of the aggregate principal amount then outstanding of the Indebtedness being Refinanced (or if the Indebtedness being Refinanced was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus (A) prepayment premium and accrued interest on and defeasance costs associated with such Indebtedness being Refinanced and (B) plus fees and expenses associated with the Incurrence of such refinancing Indebtedness.

    "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

    "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person.

    "Qualified Capital Stock" means Capital Stock of the Company or any of its Restricted Subsidiaries that does not by its terms require any dividends, distributions, mandatory prepayment or redemption prior to the first anniversary following the Stated Maturity of the Senior Notes.

    "Redeemable Stock" of any Person means any equity security of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including, on the happening of an event), is required to be redeemed or is redeemable at the option of the holder thereof, in whole or part, prior to the Stated Maturity of the Senior Notes, or is exchangeable for debt at any time, in whole or part, prior to the Stated Maturity of the Senior Notes.

    "Redemption Date" means, when used with respect to any Senior Note to be redeemed, the date fixed for redemption of such Senior Note pursuant to Article IV of Supplemental Indenture No. 2 and the Senior Notes.

    "Redemption Price" means, when used with respect to any Senior Note to be redeemed, the price fixed for redemption of such Senior Note pursuant to Article IV of Supplemental Indenture No. 2 and the Senior Notes, plus accrued and unpaid interest thereon to the Redemption Date.

    "Reference Treasury Dealer" means each of Salomon Brothers Inc and Chase Securities Inc. and their respective successors; PROVIDED, HOWEVER, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

    "Refinance" means, with respect to any Indebtedness, to renew, extend, refinance, refund, replace or repurchase, or be substituted for, such Indebtedness and "Refinancing" means the renewal, extension, refinancing, refunding, replacement or repurchasing of, or substitution for, such Indebtedness.

    "Restricted Payment" means (i) a dividend or other distribution declared and paid on the Capital Stock of the Company or to the Company's stockholders (in their capacity as such), or declared and paid to any Person other than the Company or a Restricted Subsidiary of the Company on the Capital Stock of any Restricted Subsidiary of the Company, in each case, other than dividends, distributions or payments payable or made solely in Qualified Capital Stock, (ii) a payment made by the Company or any of its Restricted Subsidiaries (other than to the Company or any Restricted Subsidiary of the Company) to purchase, redeem, acquire or retire any Capital Stock of the Company or of a Restricted Subsidiary, (iii) a payment made by the Company or any of its Restricted Subsidiaries to redeem, repurchase, defease (including, but not limited to, in-substance or legal defeasance) or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund or mandatory redemption payment, Indebtedness of the Company which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Senior Notes and which was scheduled to mature (after giving effect to any and all options to extend the maturity thereof) on or after the Stated Maturity of the Senior Notes or (iv) a payment made by the Company or any of its Restricted Subsidiaries to purchase, acquire, retire or redeem any Indebtedness of or equity interest in or otherwise to make any Investment in any Affiliate thereof or in any Person that would become an Affiliate thereof in connection with or as a result of such investment; PROVIDED, that Restricted Payments shall not include any payment or transfer of any Capital Stock of any Person in exchange for, or to purchase or otherwise acquire, Capital Stock of, or an equity interest in, another Person that is, or other Persons that are, or will, as part of such transaction, become, the successor or successors to substantially all of the assets and business of such first Person.

    "Restricted Subsidiary" means, (i) with respect to the Company, (A) any Subsidiary of the Company that exists on the date of the closing of the Offer made hereby other than AFSC and its Subsidiaries, (B) any other Subsidiary of the Company that the Company has not designated as an Unrestricted Subsidiary pursuant to the first paragraph under "--Restricted and Unrestricted Subsidiaries" and, (ii) with respect to a Person other than the Company and its Subsidiaries, a Subsidiary of such other Person.

    "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

    "Senior Indebtedness" means, at any date, any outstanding Indebtedness of the Company that is PARI PASSU in right of payment with the Senior Notes.

    "Significant Restricted Subsidiary" means each Restricted Subsidiary of the Company that (i) during the most recent four consecutive fiscal quarters of the Company for which financial information in respect thereof is available accounted for more than 10% of the Consolidated EBITDA of the Company or (ii) is the owner, directly or indirectly, of more than 10% of the Consolidated Net Tangible Assets of the Company, PROVIDED that clause (i) shall be determined on a pro forma basis in the case of a Restricted Subsidiary that became a Restricted Subsidiary during or subsequent to the end of such four-consecutive-fiscal-quarter period as if the transaction in which it became a Restricted Subsidiary occurred on the first day of such period.

    "Stated Maturity" means, when used with respect to any security, the date specified in such security as the fixed date on which the principal or redemption price of such security is due and payable and, when used with respect to any installment of interest on a security, the fixed date on which such installment of interest is due and payable. The Stated Maturity of a Capital Lease Obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "Subsidiary," with respect to any Person, means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, or (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

    "Tangible Assets" of any Person means, at any date, the gross book value as shown by the accounting books and records of such Person of all its Property, less the net book value of all items that would be classified as intangibles under GAAP, including, without limitation, (i) licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, noncompete agreements and organizational expenses, (ii) unamortized debt discount and expense, (iii) all reserves for depreciation, obsolescence, depletion and amortization of its Properties and (iv) all other proper reserves which in accordance with GAAP should be provided in connection with the business conducted by such Person.

    "Transaction Date" means the date of any transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Unrestricted Subsidiary" means (i) AFSC and its Subsidiaries and, (ii) any Subsidiary of the Company that the Company has classified, pursuant to the first paragraph of "--Restricted and Unrestricted Subsidiaries," as an Unrestricted Subsidiary and that has not been reclassified as a Restricted Subsidiary pursuant to such paragraph.

    "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only as long as no senior class of securities has such voting power by reason of any contingency.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth in the next paragraph, the Old Notes have been, and the New Notes will be, issued in the form of one or more global notes (the "Global Notes"). The Global Notes will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Except as set forth below, a Global Note may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in a Global Note directly through the Depositary if they have an account with the Depositary or directly through organizations which have accounts with the Depositary.

    The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). The Depositary was created to hold securities of institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

    Upon the issuance of a Global Note, the Depositary will credit, on its book-entry registration and transfer system, the principal amount of the New Notes represented by such Global Note to the accounts of participants. Ownership of beneficial interests in a Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in a Global Note.

    So long as the Depositary, or its nominee, is the registered Holder and owner of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and Holder of the related New Notes for all purposes of such New Notes and the Indenture. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have the New Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes in definitive form (the "Certificated Notes") and will not be considered to be the owners or Holders of any New Notes under such Global Note. The Company understands that under existing industry practice, in the event that an owner of a beneficial interest in a Global Note desires to take any action that the Depositary, as the Holder of such Global Note, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Payment of principal of and interest on New Notes represented by a Global Note registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and Holder of such Global Note.

    The Company expects that the Depositary or its nominee, upon receipt of any payment of principal of or interest on a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in a Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Note for any New Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in such Global Note owning through such participants.

    Unless and until it is exchanged in whole or in part for Certificated Notes, a Global Note may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary.

    Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    The New Notes represented by a Global Note are exchangeable for Certificated Notes of like tenor in denominations of U.S.$1,000 and integral multiples thereof if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act,
(ii) the Company in its discretion at any time determines not to have all of the New Notes represented by such Global Note or (iii) a default entitling the Holders of the New Notes to accelerate the maturity thereof has occurred and is continuing. Any New Note that is exchangeable pursuant to the preceding sentence is exchangeable for Certificated Notes issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, a Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depositary or its nominee.

                         REGISTRATION RIGHTS AGREEMENT

    Pursuant to the Registration Agreement, the Company has agreed, for the benefit of the holders of the Senior Notes, at the Company's cost, to use its best efforts (i) to file the Registration Statement of which this Prospectus is a part with the Commission on or before November 11, 1997, (ii) cause the Registration Statement to be declared effective under the Securities Act no later than February 9, 1998, and (iii) to consummate the Exchange Offer by March 11, 1998. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes.

    In the event that any changes in law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or if for any reason the Registration Statement is not declared effective by February 9, 1998, the Company will, in lieu of effecting the registration of the New Notes pursuant to the Registration Statement or upon the request of an Initial Purchaser under certain circumstances, and in either case, at its cost, use its best efforts to (i) as promptly as practicable, file with the Commission a shelf registration covering resales of the Senior Notes (the "Shelf Registration Statement"), (ii) cause the Shelf Registration Statement to be declared effective under the Securities Act by March 11, 1998 (or promptly in the event of a request by an Initial Purchaser) and (iii) keep effective the Shelf Registration Statement until two years after its effective date (or until one year after its effective date if such Shelf Registration Statement is filed at the request of an Initial Purchaser). The Company will in the event of the filing of a Shelf Registration Statement, provide to each holder of the Senior Notes covered by the Shelf Registration Statement copies of the prospectus that is part of the Shelf Registration Statement, notify each holder when the Shelf Registration Statement has been filed and when it has become effective and take certain other actions as are required to permit unrestricted resales of the Senior Notes. A holder that sells Senior Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement that are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Senior Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Agreement in order to have its Senior Notes included in the Shelf Registration Statement and to benefit from the provisions regarding Special Interest set forth in the following paragraphs.

    In the event that either (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 60th day following the date of original issuance of the Senior Notes, (ii) the Exchange Offer Registration Statement is not declared effective on or prior to the 150th day following the date of original issuance of the Senior Notes or (iii) the Exchange Offer is not consummated or a Shelf Registration Statement with respect to the Senior Notes is not declared effective on or prior to the 180th day following the date of original issuance of the Senior Notes, interest in addition to stated interest on the Senior Notes will accrue from and including the next day following each of (a) such 60-day period in the case of clause (i) above and (b) such 150-day period in the case of clause (ii) above and (c) such 180-day period in the case of clause (iii) above. In each case such additional interest (the "Special Interest") will be payable in cash semiannually in arrears each March 15, and September 15, commencing March 15, 1998, at a rate per annum equal to 0.5% of the principal amount of the Senior Notes. The aggregate amount of Special Interest payable pursuant to the above provisions will in no event exceed 1.0% per annum of the principal amount. Upon (1) the filing of the Exchange Offer Registration Statement after the 60-day period described in clause (i) above,
(2) the effectiveness of the Exchange Offer Registration Statement after the 150-day period described in clause (ii) above or (3) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 180-day period described in clause (iii) above, the Special Interest attributable to the occurrence of any event described in such clause (1), (2) or (3) will cease to accrue from the date of such filing, effectiveness or consummation, as the case may be.

    In the event that a Shelf Registration Statement is declared effective, if the Company fails to keep such Registration Statement continuously effective and generally useable for resales for the period required by the Registration Agreement, then from the next day following such time as the Shelf Registration Statement is no longer effective or useable until the earlier of (i) the date that the Shelf Registration Statement is again deemed effective or is useable,
(ii) the date that is the second anniversary of the original issuance of the Senior Notes or (iii) the date as of which all of the Senior Notes are sold pursuant to the Shelf Registration Statement, Special Interest will accrue at a rate per annum equal to 0.5% of the principal amount of the Senior Notes (to be increased to 1.0% if and when the Shelf Registration Statement is no longer effective for 30 days or more) and shall be payable in cash, semiannually in arrears each March 15 and September 15, commencing March 15, 1998.

    The summary herein of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Agreement, a copy of which has been filed as an Exhibit to the Registration Statement of which this Prospectus forms a part.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following general discussion summarizes certain of the material U.S. federal income tax aspects of the acquisition, ownership and disposition of the New Notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to the exchange of Old Notes for New Notes pursuant to the Exchange Offer and to the ownership, and disposition of the New Notes by a prospective investor in light of that investor's personal circumstances. This discussion also does not address the federal income tax consequences of ownership of New Notes not held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986 as amended (the "Code"), or the federal income tax consequences to investors subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the New Notes as part of a "straddle," a "hedge" against currency risk or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, this discussion is generally limited to the tax consequences to initial holders. It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

    This discussion is based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly on a retroactive basis and any such change could affect the continuing validity of this discussion.

    PROSPECTIVE HOLDERS OF THE NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL, OR FOREIGN TAXING JURISDICTION TO THEIR PARTICULAR SITUATIONS.

    The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be a taxable exchange for federal income tax purposes. As a result, there should be no federal income tax consequences to Holders exchanging the Old Notes for the New Notes pursuant to the Exchange Offer.

U.S. HOLDERS

    The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a New Note that is (i) a citizen or resident (as defined in 7701(b)(1) of the Code) of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate or trust, the income of which is subject to U.S. federal income tax regardless of the source, or (iv) a trust if a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons have authority to control all of the trust's substantial decisions (a "U.S. Holder"). Certain U.S. federal income tax consequences relevant to a holder other than a U.S.Holder (a "Non-U.S. Holder") are discussed separately below.

    STATED INTEREST

    Interest on a New Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for tax purposes.

    SALE, EXCHANGE OR REDEMPTION OF THE SENIOR NOTES

    Upon the disposition of a New Note by sale, exchange or redemption, the U.S. Holder will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest) and (ii) the U.S. Holder's tax basis in the New Note. In general, a U.S. Holder's tax basis in a New Note will be the same immediately after the exchange as its basis in the Old Note immediately before the exchange and such basis will be reduced by any payments other than payments of qualified stated interest made on such New Note.

    Assuming the New Note is held as a capital asset, such gain or loss will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held such New Note for longer than one year (the holding period of such New Note will include the holding period of the exchanged Old Note). The Taxpayer Relief Act of 1997 generally reduces tax rates on capital gains recognized by individuals in respect of capital assets held for more than 18 months. Owners are advised to consult with their own tax advisors as to the consequences of the Taxpayer Relief Act of 1997 in their particular circumstances.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under the Code, a U.S. Holder of a New Note may be subject, under certain circumstances, to information reporting and/or backup withholding at a 31% rate with respect to cash payments in respect of interest or the gross proceeds from dispositions thereof. This withholding applies only if the holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report interest properly, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such holder's U.S. federal income tax liability, provided that the required information is furnished to the Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. Holders of New Notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

NON-U.S. HOLDERS

    The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note that is not (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate or trust, the income of which is subject to U.S. federal income tax regardless of the source, or (iv) a trust if a U.S. court is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all of the trust's substantial decisions (a "Non-U.S. Holder").

    This discussion does not deal with all aspects of U.S. federal income and estate taxation that may be relevant to the exchange of Old Notes for New Notes pursuant to the Exchange Offer and to the ownership or disposition of the New Notes by any particular Non-U.S. Holder in light of that Holder's personal circumstances, including holding the New Notes through a partnership. For example, persons who are partners in foreign partnerships and beneficiaries of foreign trusts or estates who are subject to U.S. federal income tax because of their own status, such as United States residents or foreign persons engaged in a trade or business in the United States, may be subject to U.S. federal income tax even though the entity is not subject to income tax on the disposition of its New Note.

    For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the New Note will be considered "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a U.S. permanent establishment (or to a fixed base) in the United States.

    STATED INTEREST

    Generally, any interest paid to a Non-U.S. Holder of a New Note that is not "U.S. trade or business income" will not be subject to United States tax if the interest qualifies as "portfolio interest." Generally, interest on the New Notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code, and (ii) the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a United States person and such certificate provides the beneficial owner's name and address.

    The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30% unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. rates rather than the 30% gross rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224, as applicable, prior to the payment of interest. The Forms 1001 and 4224 must be periodically updated.

    SALE, EXCHANGE OR REDEMPTION OF SENIOR NOTES

    Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a New Note generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the New Note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

    FEDERAL ESTATE TAX

    New Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his death will not be subject to U.S. federal estate tax provided that the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and income on the New Notes was not U.S. trade or business income.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    The Company must report annually to the Service and to each Non-U.S. Holder any interest that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

    In the case of payments of principal on the New Notes by the Company to a Non-U.S. Holder, the regulations provide that backup withholding and information reporting will not apply to payments if the Holder certifies to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied).

    The payment of the proceeds from the disposition of New Notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a New Note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

    In the case of the payment of proceeds from the disposition of New Notes to or through a non-U.S. office of a broker that is either a U.S. person or a "U.S. related person," regulations require information reporting on the payment, unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

    Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company has agreed, pursuant to the Registration Agreement, to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Senior Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the New Notes offered hereby will be passed upon for Armco by Arnold & Porter, New York, New York.

                                    EXPERTS

    The "Consolidated Financial Statements" for the years ended December 31, 1996 and 1995 incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports included herein, and are included in reliance upon reports of such firm given upon their authority as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1996, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 and the Company's current report on Form 8-K dated August 28, 1997, which were previously filed with the Commission pursuant to the Exchange Act (File No. 1-873-2), are incorporated herein by reference.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) are available without charge upon written or oral request directed to Armco Inc., One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania 15219 (telephone (412) 255-9800), Attention: Corporate Secretary.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER MADE HEREBY EXCEPT AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Prospectus Summary..............................
Risk Factors....................................
Use of Proceeds.................................
Capitalization..................................
Selected Historical Consolidated Financial and
  Other Data....................................
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................
Business........................................
The Exchange Offer..............................
Description of Senior Notes.....................
Registration Rights Agreement...................
Certain Federal Income Tax Consequences.........
Plan of Distribution............................
Legal Matters...................................
Experts.........................................
Incorporation of Certain Documents by
  Reference.....................................

    UNTIL         , 1997 (90 DAYS AFTER THE DATE OF THIS EXCHANGE OFFER), ALL
DEALERS OFFERING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

                                  $150,000,000
                                   ARMCO INC.

                            9% SENIOR NOTES DUE 2007

                                     [LOGO]

                               ------------------

                                   PROSPECTUS

                               ------------------

                              DATED        , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 1701.13(E) of the Ohio Revised Code, under which law Armco is incorporated, grants corporations the power to indemnify a director, officer, employee or agent against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any proceeding, other than a derivative action, to which he is a party by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was serving in a similar capacity with another entity at the request of the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he had no reason to believe his conduct was unlawful. In the case of a derivative action, indemnification is limited to expenses and no indemnification shall be made in respect of (i) any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, a court determines, despite the adjudication of liability, but in view of all the circumstances of the case, that such person is fairly and reasonably entitled to indemnity for expenses or (ii) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Revised Code dealing with unlawful loans, dividends and distribution of assets. Indemnification for expenses is mandatory under the statutory provisions if the person has been successful on the merits or otherwise in any such proceeding. The indemnification authorized by statute is not exclusive.

    Article IV of Armco's Regulations provides that Armco shall indemnify directors, officers, employees or agents to the full extent permitted by applicable law and may, subject to certain exceptions, do so in cases where applicable law does not provide for indemnification if authorized by the directors upon the determination that such indemnification is in the best interest of Armco.

    Armco maintains insurance policies insuring Armco and its directors and officers against claims resulting from defined acts or omissions to act, subject to various exclusions, including pollution and antitrust claims and claims resulting from dishonesty. After certain deductibles, policies cover up to $50,000,000 for all losses in the year.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  (A) EXHIBITS

  EXHIBIT
  NUMBER                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------

 3.1         -- Articles of Incorporation of Armco Inc., as amended as of April 4, 1996 (incorporated herein by reference to Exhibit 3(a) to Armco's Annual Report on Form 10-K for the year ended December 31,
               1996).

 3.2         -- Regulations of Armco Inc. (incorporated herein by reference to Exhibit 3(b) to Armco's Annual
               Report on Form 10-K for the year ended December 31, 1996).

 4.1         -- Armco hereby agrees to furnish to the Securities and Exchange Commission, upon its request, a copy of each instrument defining the rights of holders of long-term debt of Armco and its subsidiaries, omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K.

 4.2         -- Indenture, dated as of October 1, 1992, between the Company and Fifth Third Bank (the "Indenture")
               (incorporated herein by reference to Exhibit 4 to Armco's Registration Statement on Form S-3, No.
               33-51806 ("Registration No. 33-51806")).

  EXHIBIT
  NUMBER                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
 4.3         -- Supplemental Indenture No. 1, dated as of October 1, 1992, to the Indenture (incorporated herein by reference to Exhibit 4(b) to Armco's Report on Form 8-K dated October 1, 1992).

 4.4         -- Supplemental Indenture No. 2, dated as of September 1, 1997, to the Indenture (including form of
               Senior Notes).*

 4.5         -- Form of Supplemental Indenture No. 3, dated as of            , 1997, to the Indenture.**

 4.6         -- Registration Agreement, dated as of September 9, 1997 among Armco, Salomon Brothers Inc and Chase
               Securities Inc.*

 5           --Opinion of Arnold and Porter.**

10.1         -- Deferred Compensation Plan for Directors (incorporated herein by reference to Exhibit 10(a) to
               Armco's Annual Report on Form 10-K for the year ended December 31, 1996).

10.2         -- 1993 Long-Term Incentive Plan of Armco Inc. (incorporated herein by reference to Exhibit 10 to
               Armco's Quarterly Report on Form 10-Q for the quarter ended March 31, 1993).

10.3         -- Severance Agreements (incorporated herein by reference to Exhibit 10(a) to Armco's Quarterly
               Report on Form 10-Q for the quarter ended June 30, 1988 (SEC File No. 001-00873)).

10.4         -- 1988 Restricted Stock Plan (incorporated herein by reference to Exhibit 10(i) to Armco's Annual
               Report on Form 10-K for the year ended December 31, 1988 (SEC File No. 001-00873)).

10.5         -- Executive Supplemental Deferred Compensation Plan Trust (incorporated herein by reference to
               Exhibit 10(b) to Armco's Quarterly Report on Form 10-Q for the quarter ended June 30, 1988 (SEC
               File No. 001-00873)).

10.6         -- Executive Supplemental Deferred Compensation Plan (incorporated herein by reference to Exhibit
               10(c) to Armco's Quarterly Report on Form 10-Q for the quarter ended June 30, 1988 (SEC File No.
               001-00873)).

10.7         -- Pension Plan for Outside Directors (incorporated herein by reference to Exhibit 10(p) to Armco's
               Annual Report on Form 10-K for the year ended December 31, 1989 (SEC File No. 001-00873)).

10.8         -- Key Management Severance Policy (incorporated herein by reference to Exhibit 10(p) to Armco's
               Annual Report on Form 10-K for the year ended December 31, 1990).

10.9         -- Minimum Pension Plan (incorporated herein by reference to Exhibit 10(r) to Armco's Annual Report on Form 10-K for the year ended December 31, 1991).

10.10        -- Stainless Steel Toll Rolling Services Agreement (incorporated herein by reference from Exhibit
               10(s) to Armco's Annual Report on Form 10-K for the year ended December 31, 1993).

10.11        -- Equity Exchange Agreement (incorporated herein by reference to Exhibit 2 to Armco's Form 8-K dated
               April 7, 1994).

10.12        -- Stock Purchase Agreement among Armco Inc., Armco Financial Services Corporation and Vik Brothers
               Insurance, Inc. dated as of August 2, 1994 (incorporated herein by reference to Exhibit 10 to
               Armco's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994).

  EXHIBIT
  NUMBER                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
10.13        -- Asset Sale Agreement By and Among Armco Inc., Eastern Stainless Corporation, Avesta Sheffield
               East, Inc. and Avesta Sheffield Holding Co. dated as of February 9, 1995 (incorporated herein by reference to Exhibit 2 to Armco's Form 8-K dated March 14, 1995).

10.14        -- Purchase Agreement, as amended, among Oilwell, Inc., National Supply Company, Inc., USX
               Corporation, Armco Inc. and NOW Holdings, Inc. (incorporated herein by reference to Exhibit 2 to
               Armco's Form 8-K dated January 16, 1996).

10.15        -- Rights Agreement dated as of February 23, 1996 between Armco Inc. and Fifth Third Bank
               (incorporated herein by reference to Exhibit 10(p) to Armco's Form 10-K for the year ended December
               31, 1995).

12           --Ratio of Earnings to Fixed Charges.**

21           -- List of subsidiaries of Armco (incorporated herein by reference to Exhibit 21 to Armco's Annual
               Report on Form 10-K for the year ended December 31, 1996).

23.1         --Consent of Deloitte & Touche LLP.*

23.2         --Consent of Arnold and Porter.**

24           --Powers of Attorney.*

25           -- Statement of Eligibility on Form T-1 of The Fifth Third Bank (incorporated herein by reference to
               Exhibit 26 to Registration No. 33-51806).

99.1         --Form of Letter of Transmittal.**

------------------------

  * Filed herewith

 ** To be filed by amendment

  (B) SCHEDULES

    All schedules are omitted as the required information is presented in the Registrant's consolidated financial statements or related notes or such schedules are not applicable.

ITEM 22. UNDERTAKINGS.

    (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant, Armco Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pittsburgh, Commonwealth of Pennsylvania.

Date: September 29, 1997        ARMCO INC.

                                By:                      *
                                     -----------------------------------------
                                                   James F. Will
                                     CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
                                                 EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 29, 1997.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *                   Chairman of the Board,    September 29, 1997
------------------------------  President, Chief Executive
        James F. Will              Officer and Director

              *                  Vice President and Chief   September 29, 1997
------------------------------      Financial Officer
      Jerry W. Albright

              *                     Vice President and      September 29, 1997
------------------------------          Controller
        John N. Davis

              *                          Director           September 29, 1997
------------------------------
   Paula H.J. Cholmondeley

              *                          Director           September 29, 1997
------------------------------
        David A. Duke

              *                          Director           September 29, 1997
------------------------------
     Dorothea C. Gilliam

              *                          Director           September 29, 1997
------------------------------
        John C. Haley

              *                          Director           September 29, 1997
------------------------------
       Bruce E. Robbins

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                         Director
------------------------------
      Burnell R. Roberts

              *                          Director           September 29, 1997
------------------------------
        John D. Turner

* By his signature set forth below, Gary R. Hildreth has signed this Registration Statement as attorney for the persons noted above, in the capacities above stated, pursuant to powers of attorney filed with the Securities and Exchange Commission as exhibits to this Registration Statement.

    By:     /s/ GARY R. HILDRETH
          -------------------------
              Gary R. Hildreth
              ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                              DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------

 3.1         -- Articles of Incorporation of Armco Inc., as amended as of April 4, 1996 (incorporated herein by reference to Exhibit 3(a) to Armco's Annual Report on Form 10-K for the year ended December 31, 1996).

 3.2         -- Regulations of Armco Inc. (incorporated herein by reference to Exhibit 3(b) to Armco's
               Annual Report on Form 10-K for the year ended December 31, 1996).

 4.1         -- Armco hereby agrees to furnish to the Securities and Exchange Commission, upon its request, a copy of each instrument defining the rights of holders of long-term debt of
               Armco and its subsidiaries, omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K.

 4.2         -- Indenture, dated as of October 1, 1992, between the Company and Fifth Third Bank (the
               "Indenture") (incorporated herein by reference to Exhibit 4 to Armco's Registration
               Statement on Form S-3, No. 33-51806 ("Registration No. 33-51806")).

 4.3         -- Supplemental Indenture No. 1, dated as of October 1, 1992, to the Indenture (incorporated herein by reference to Exhibit 4(b) to Armco's Report on Form 8-K dated October 1, 1992).

 4.4         -- Supplemental Indenture No. 2, dated as of September 1, 1997, to the Indenture (including form of Senior Notes).*

 4.5         -- Form of Supplemental Indenture No. 3, dated as of            , 1997, to the Indenture.**

 4.6         -- Registration Agreement, dated as of September 9, 1997 among Armco, Salomon Brothers Inc and Chase Securities Inc.*

 5           --Opinion of Arnold and Porter.**

10.1         -- Deferred Compensation Plan for Directors (incorporated herein by reference to Exhibit
               10(a) to Armco's Annual Report on Form 10-K for the year ended December 31, 1996).

10.2         -- 1993 Long-Term Incentive Plan of Armco Inc. (incorporated herein by reference to Exhibit
               10 to Armco's Quarterly Report on Form 10-Q for the quarter ended March 31, 1993).

10.3         -- Severance Agreements (incorporated herein by reference to Exhibit 10(a) to Armco's
               Quarterly Report on Form 10-Q for the quarter ended June 30, 1988 (SEC File No.
               001-00873)).

10.4         -- 1988 Restricted Stock Plan (incorporated herein by reference to Exhibit 10(i) to Armco's
               Annual Report on Form 10-K for the year ended December 31, 1988 (SEC File No. 001-00873)).

10.5         -- Executive Supplemental Deferred Compensation Plan Trust (incorporated herein by reference to Exhibit 10(b) to Armco's Quarterly Report on Form 10-Q for the quarter ended June 30,
               1988 (SEC File No. 001-00873)).

10.6         -- Executive Supplemental Deferred Compensation Plan (incorporated herein by reference to
               Exhibit 10(c) to Armco's Quarterly Report on Form 10-Q for the quarter ended June 30, 1988
               (SEC File No. 001-00873)).

  EXHIBIT
  NUMBER                                              DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------
10.7         -- Pension Plan for Outside Directors (incorporated herein by reference to Exhibit 10(p) to
               Armco's Annual Report on Form 10-K for the year ended December 31, 1989 (SEC File No.
               001-00873)).

10.8         -- Key Management Severance Policy (incorporated herein by reference to Exhibit 10(p) to
               Armco's Annual Report on Form 10-K for the year ended December 31, 1990).

10.9         -- Minimum Pension Plan (incorporated herein by reference to Exhibit 10(r) to Armco's Annual
               Report on Form 10-K for the year ended December 31, 1991).

10.10        -- Stainless Steel Toll Rolling Services Agreement (incorporated herein by reference from
               Exhibit 10(s) to Armco's Annual Report on Form 10-K for the year ended December 31, 1993).

10.11        -- Equity Exchange Agreement (incorporated herein by reference to Exhibit 2 to Armco's Form
               8-K dated April 7, 1994).

10.12        -- Stock Purchase Agreement among Armco Inc., Armco Financial Services Corporation and Vik
               Brothers Insurance, Inc. dated as of August 2, 1994 (incorporated herein by reference to
               Exhibit 10 to Armco's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994).

10.13        -- Asset Sale Agreement By and Among Armco Inc., Eastern Stainless Corporation, Avesta
               Sheffield East, Inc. and Avesta Sheffield Holding Co. dated as of February 9, 1995
               (incorporated herein by reference to Exhibit 2 to Armco's Form 8-K dated March 14, 1995).

10.14        -- Purchase Agreement, as amended, among Oilwell, Inc., National Supply Company, Inc., USX
               Corporation, Armco Inc. and NOW Holdings, Inc. (incorporated herein by reference to Exhibit
               2 to Armco's Form 8-K dated January 16, 1996).

10.15        -- Rights Agreement dated as of February 23, 1996 between Armco Inc. and Fifth Third Bank
               (incorporated herein by reference to Exhibit 10(p) to Armco's Form 10-K for the year ended
               December 31, 1995).

12           --Ratio of Earnings to Fixed Charges.**

21           -- List of subsidiaries of Armco (incorporated herein by reference to Exhibit 21 to Armco's
               Annual Report on Form 10-K for the year ended December 31, 1996).

23.1         --Consent of Deloitte & Touche LLP.*

23.2         --Consent of Arnold and Porter.**

24           --Powers of Attorney.*

25           -- Statement of Eligibility on Form T-1 of The Fifth Third Bank (incorporated herein by reference to Exhibit 26 to Registration No. 33-51806).

99.1         --Form of Letter of Transmittal.**

------------------------

  * Filed herewith

 ** To be filed by amendment